      As filed with the Securities and Exchange Commission on March 4, 2002
                                            Registration Statement No. 333-82498

================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                     ---------------------------------------
                                AMENDMENT
                                     NO. 1
                                       TO
                                    FORM S-3
             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                             BOSTON PROPERTIES, INC.
             (Exact name of Registrant as specified in its charter)
             Delaware                                          04-2473675
  (State or other jurisdiction                              (I.R.S. Employer
of incorporation or organization)                         Identification Number)
                      ------------------------------------
                        111 Huntington Avenue, Suite 300
                        Boston, Massachusetts 02199-7610
                                 (617) 236-3300

   (Address, including zip code and telephone number, including area code, of
                   Registrant's principal executive offices)

                         Mortimer B. Zuckerman, Chairman
             Edward H. Linde, President and Chief Executive Officer
                             BOSTON PROPERTIES, INC.
                        111 Huntington Avenue, Suite 300
                         Boston Massachusetts 02199-7610
                                 (617) 236-3300
 (Name, address, including zip code, and telephone number, including area code of agent for service)

                      ------------------------------------
                                    Copy to:

                             GILBERT G. MENNA, P.C.
                            ETTORE A. SANTUCCI, P.C.
                               Goodwin Procter LLP
                                 Exchange Place
                           Boston, Massachusetts 02109
                                (617) 570-1000

                      ------------------------------------
Approximate date of commencement of proposed sale to the public: From time to time after the effective date of this Registration Statement.

        If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. __

        If any of the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. X

        If this Form is used to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __

        If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. __

        If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. __


The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to Section 8(a), may determine.

================================================================================

++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++
+ The information in this prospectus is not complete and may be changed. These + + securities may not be sold until the registration statement filed with the + + Securities and Exchange Commission is effective. This prospectus is not an + + offer to sell these securities and it is not soliciting an offer to buy + + these securities in any state where the offer or sale is not permitted. +
++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++++

                   Subject to Completion. Dated March 4, 2002.

     Prospectus
     ----------

                         650,876 Shares of Common Stock

                             BOSTON PROPERTIES, INC.

                                  ------------


     This prospectus relates to the possible issuance of up to an aggregate of 650,876 shares of common stock of Boston Properties, Inc. to holders of common units of limited partnership interest in Boston Properties Limited Partnership, our operating partnership, and any of their pledgees, donees, transferees or other successors in interest, which common units are issuable upon conversion of Series Z preferred units of limited partnership interest in Boston Properties Limited Partnership in accordance with the terms and conditions set forth in the limited partnership agreement of Boston Properties Limited Partnership. We may only offer the common stock if the holders of these common units present them for redemption and we exercise our right to issue common stock to them instead of cash. We are filing the registration statement of which this prospectus is a part at this time to fulfill a contractual obligation to do so, which we undertook at the time of the original issuance of the Series Z preferred units. We will not receive any cash proceeds from the sale of the common stock , but, will acquire additional common units of Boston Properties Limited Partnership in exchange for any shares of our common stock we may issue pursuant to this Prospectus. In fulfillment of our contractual obligations, we are bearing the expenses of registration.

     Our common stock is listed on the New York Stock Exchange under the symbol "BXP."

     See "Risk Factors" beginning on page 4 for certain factors you should consider before you invest in our common stock.

                                  ------------

     Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities, or determined if this prospectus is truthful or complete. It is illegal for any person to tell you otherwise.

                                  ------------

                       The date of this prospectus is [_].

                               PROSPECTUS SUMMARY

     This summary only highlights the more detailed information appearing elsewhere in this prospectus or incorporated herein by reference. As this is a summary, it may not contain all information that is important to you. You should read this entire prospectus carefully before deciding whether to invest in our common stock.

     Unless the context otherwise requires, all references to "we," "us" or "our company" in this prospectus refer collectively to Boston Properties, Inc., a Delaware corporation, and its subsidiaries, including Boston Properties Limited Partnership, a Delaware limited partnership, and their respective predecessor entities for the applicable periods, considered as a single enterprise.

                                  ------------


                          About Boston Properties, Inc.

     We are a fully-integrated, self-administered and self-managed real estate investment trust or "REIT" and one of the largest owners and developers of office properties in the United States. We conduct substantially all our business through our affiliate, Boston Properties Limited Partnership, in which we are the sole general partner and hold a controlling economic interest.

     Our properties are concentrated in four core markets--Boston, midtown Manhattan, Washington, D.C. and San Francisco. We have full-service offices in Boston, New York, Washington, D.C., San Francisco and Princeton, New Jersey, and achieve efficiencies of scale by operating a centralized financial control and data center at our Boston headquarters that is responsible for operating budgets, billing and payments for all of our existing and development properties.

     We were formed to succeed to the real estate development, redevelopment, acquisition, operating and leasing businesses associated with a predecessor company founded by Messrs. Mortimer B. Zuckerman and Edward H. Linde in 1970. We believe that we have created significant value for our tenants and investors by developing well located properties that meet the demands of today's office tenants, redeveloping underperforming assets, and continuously improving the marketing and management of our assets.

     Additional information regarding Boston Properties, including our audited financial statements and descriptions of Boston Properties, is contained in the documents incorporated by reference in this prospectus. See "Where You Can Find More Information" on page 16.

                                  The Offering

     This prospectus relates to up to 650,876 shares of our common stock that may be offered for sale by Boston Properties, Inc. if, and to the extent that, the holders of common units of Boston Properties Limited Partnership issuable upon conversion of Series Z preferred units of Boston Properties Limited Partnership present these common units for redemption, and we exercise our right to issue common stock to them instead of cash. Boston Properties Limited Partnership originally issued the Series Z preferred units in connection with our acquisition on December 11, 2000 of property located in San Jose, California known as Plaza at Almaden. Under the terms of the limited partnership agreement of Boston Properties Limited Partnership, Series Z preferred units may be converted into common units of limited partnership, which common units are not redeemable until after February 11, 2002. We are registering the common stock covered by this prospectus in order to fulfill our contractual obligation to do so, which we undertook at the time of original issuance of the Series Z preferred units. Registration of the common stock does not necessarily mean that all or any portion of the common units will be presented for redemption or that any common stock will be issued should any common units be presented for redemption.

     Pursuant to the limited partnership agreement of Boston Properties Limited Partnership unitholders may tender their common units of Boston Properties Limited Partnership for cash equal to the value of an equivalent number of shares of our common stock. In lieu of delivering cash, however, we may, at our option, choose to acquire any common units so tendered by issuing common stock in exchange for the units. The common stock will be exchanged for units on a one-for-one basis. This one-for-one exchange ratio may be adjusted to prevent dilution.

     We have agreed to bear the expenses of the registration of the common stock under federal and state securities laws, but we will not receive any cash proceeds from the sale of any common stock offered under this prospectus.

                      Tax Status of Boston Properties, Inc.

     We have elected to qualify as a real estate investment trust under Sections 856 through 860 of the Internal Revenue Code. As long as we qualify for taxation as a real estate investment trust, we generally will not be subject to federal income tax on that portion of our ordinary income and capital gains that is currently distributed to our stockholders. Even if we qualify for taxation as a real estate investment trust, we may be subject to state and local taxes on our income and property and to federal income and excise taxes on our undistributed income.

                                  RISK FACTORS

     Before you present your common units for redemption, which may result in your receipt of shares of common stock of Boston Properties, Inc., you should be aware that there are risks in making this change in your investment, including those described below. You should consider carefully these risk factors together with all of the information included or incorporated by reference in this prospectus before you decide to present your common units for redemption. This section includes or refers to certain forward-looking statements. You should refer to the explanation of the qualifications and limitations on such forward-looking statements discussed on page 18.

We may be unable to manage effectively our rapid growth and expansion into new markets.

     We have grown rapidly since our initial public offering in June 1997 and have entered or significantly expanded our real estate holdings in new markets. If we do not effectively manage our rapid growth, we may not be able to make expected distributions to our securityholders and the value of our securities may decline.

Our performance and value are subject to risks associated with our real estate assets and with the real estate industry.

     Our economic performance and the value of our real estate assets, and consequently the value of your investment, are subject to the risk that if our office, industrial, and hotel properties do not generate revenues sufficient to meet our operating expenses, including debt service and capital expenditures, our cash flow and ability to pay dividends to you will be adversely affected. The following factors, among others, may adversely affect the revenues generated by our office, industrial, and hotel properties:

     .    downturns in the national, regional and local economic climate;

     . competition from other office, industrial, hotel and other commercial buildings;

     . local real estate market conditions, such as oversupply or reduction in demand for office, industrial, hotel or other commercial space;

     .    changes in interest rates and availability of financing;

     .    vacancies or inability to rent spaces on favorable terms;

     . increased operating costs, including insurance premiums, utilities, and real estate taxes;

     . civil disturbances, earthquakes and other natural disasters or acts of God that may result in uninsured or underinsured losses; and

     . significant expenditures associated with each investment, such as debt service payments, real estate taxes, insurance and maintenance costs are generally not reduced when circumstances cause a reduction in revenues from a property.

We are dependent upon the economic climates of our four core markets -- Boston, Washington, D.C., midtown Manhattan and San Francisco.

     A majority of our revenues are derived from properties located in our four core markets-Boston, Washington, D.C., midtown Manhattan and San Francisco. A downturn in the economies of these core markets, or the impact that a downturn in the overall national economy may have upon these economies, could result in reduced demand for office space. Because our portfolio consists primarily of office buildings (as compared to a more diversified real estate portfolio), a decrease in demand for office space in turn could adversely affect our results from operations. Additionally, there are submarkets within our core markets that are dependent upon a limited number of industries and a significant downturn in one or more of these industries could also adversely affect our results from operations.

Our investment in property development may be more costly than anticipated.

     We have a significant development pipeline and intend to continue to develop and substantially renovate office, industrial and hotel properties. Our current and future development and construction activities may be exposed to the following risks:

     . we may be unable to proceed with the development of properties because we cannot obtain financing with favorable terms;

     . we may incur construction costs for a development project which exceed our original estimates due to increased materials, labor or other costs, which could make completion of the project uneconomical because we may not be able to increase rents to compensate for the increase in construction costs;

     . we may be unable to obtain, or face delays in obtaining, required zoning, land-use, building, occupancy, and other governmental permits and authorizations, which could result in increased costs and could require us to abandon our activities entirely with respect to a project;

     . we may abandon development opportunities after we begin to explore them and as a result we may fail to recover expenses already incurred;

     . we may expend funds on and devote management's time to projects which we do not complete;

     . we may be unable to complete construction and leasing of a property on schedule, resulting in increased debt service expense and construction or renovation costs;

     .    we may lease developed properties at below expected rental rates; and

     . occupancy rates and rents at newly completed properties may fluctuate depending on a number of factors, including market and economic conditions, and may result in our investment not being profitable.

Our use of joint ventures may limit our flexibility with jointly owned investments.

     We intend to develop and acquire properties in joint ventures with other persons or entities when circumstances warrant the use of this structure. The use of a joint venture vehicle creates a risk of a dispute with our joint venturers and a risk that we will have to acquire a joint venturer's interest in a development for a price at which or at a time when we would otherwise not purchase such interest. Our joint venture partners may have different objectives from us regarding the appropriate timing and pricing of any sale or refinancing of properties.

     In 2000, we entered into a joint venture with the New York State Common Retirement Fund which has agreed to contribute up to $270 million to acquire and develop properties with us. During the three-year term of this joint venture, the New York State Common Retirement Fund has the right to participate in all of our acquisition opportunities that meet agreed criteria and any development projects that we choose to pursue with an institutional partner.

We face risks associated with property acquisitions.

     Since our initial public offering, we have made large acquisitions of properties and portfolios of properties. We intend to continue to acquire properties and portfolios of properties, including large portfolios that could continue to significantly increase our size and alter our capital structure. Our acquisition activities and their success may be exposed to the following risks:

     . we may be unable to acquire a desired property because of competition from other well capitalized real estate investors, including both publicly traded real estate investment trusts and institutional investment funds;

     . even if we enter into an acquisition agreement for a property, it is usually subject to customary conditions to closing, including completion of due diligence investigations to our satisfaction;

     . even if we are able to acquire a desired property, competition from other real estate investors may significantly increase the purchase price;

     .    we may be unable to finance acquisitions on favorable terms;

     . acquired properties may fail to perform as we expected in analyzing our investments;

     . our estimates of the costs of repositioning or redeveloping acquired properties may be inaccurate;

     . acquired properties may be located in new markets where we may face risks associated with a lack of market knowledge or understanding of the local economy, lack of business relationships in the area and unfamiliarity with local governmental and permitting procedures; and

     . we may be unable to quickly and efficiently integrate new acquisitions, particularly acquisitions of portfolios of properties, into our existing operations, and as a result our results of operations and financial condition could be adversely affected.

     We may acquire properties subject to liabilities and without any recourse, or with only limited recourse, with respect to unknown liabilities. As a result, if liability were asserted against us based upon those properties, we might have to pay substantial sums to settle it, which could adversely affect our cash flow. Unknown liabilities with respect to properties acquired might include:

     .    liabilities for clean-up of undisclosed environmental contamination;

     . claims by tenants, vendors or other persons dealing with the former owners of the properties;

     .    liabilities incurred in the ordinary course of business; and

     . claims for indemnification by general partners, directors, officers and others indemnified by the former owners of the properties.

We face potential difficulties or delays renewing leases or re-leasing space.

     We derive most of our income from rent received from our tenants. If a tenant experiences a downturn in its business or other types of financial distress, it may be unable to make timely rental payments. Also, when our tenants decide not to renew their leases, we may not be able to relet the space. Even if tenants decide to renew, the terms of renewals or new leases, including the cost of required renovations or concessions to tenants, may be less favorable than current lease terms. As a result, our cash flow could decrease and our ability to make distributions to our securityholders could be adversely affected.

We face potential adverse effects from major tenants' bankruptcies or insolvencies.

     The bankruptcy or insolvency of a major tenant may adversely affect the income produced by our properties. Although we have not experienced material losses from tenant bankruptcies or insolvencies in the past, our tenants could file for bankruptcy protection or become insolvent in the future. We cannot evict a tenant solely because of its bankruptcy. On the other hand, a court might authorize the tenant to reject and terminate its lease with us. In such case, our claim against the bankrupt tenant for unpaid, future rent would be subject to a statutory cap that might be substantially less than the remaining rent actually owed under the lease, and, even so, our claim for unpaid rent would likely not be paid in full. This shortfall could adversely affect our cash flow and results from operations.

We may have difficulty selling our properties which may limit our flexibility.

     Large and high quality office, industrial and hotel properties like the ones that we own can be hard to sell, especially if local market conditions are poor. This may limit our ability to change our portfolio promptly in response to changes in economic or other conditions. In addition, federal tax laws limit our ability to sell properties that we have owned for fewer than four years, and this may affect our ability to sell properties without adversely affecting returns to our stockholders. These restrictions reduce our ability to respond to changes in the performance of our investments and could adversely affect our financial condition and results of operations.

Our properties face significant competition.

     We face significant competition from developers, owners and operators of office, industrial and other commercial real estate. Substantially all of our properties face competition from similar properties in the same market. Such competition may effect our ability to attract and retain tenants and may reduce the rents we are able to charge. These competing properties may have vacancy rates higher than our properties, which may result in their owners being willing to make space available at lower prices than the space in our properties.

Because we own three hotel properties, we face the risks associated with the hospitality industry.

     We own three hotel properties. We lease these hotel properties to ZL Hotel LLC, in which Mortimer B. Zuckerman, Chairman of our board of directors, and Edward H. Linde, our President and Chief Executive Officer, are the sole member-managers and have a 9.8% economic interest; two unaffiliated public charities have a 90.2% economic interest in ZL Hotel LLC. Marriott International, Inc. manages these hotel properties under the Marriott(R) name pursuant to a management agreement with ZL Hotel LLC. ZL Hotel LLC pays us a percentage of the gross receipts that the hotel properties receive. Because the lease payments we receive are based on a participation in the gross receipts of the hotels, if the hotels do not generate sufficient receipts, our cash flow would be decreased, which could reduce the amount of cash available for distribution to our securityholders. The following factors, among others, are common to the hotel industry, and may reduce the receipts generated by our hotel properties:

     . our hotel properties compete for guests with other hotels, a number of which have greater marketing and financial resources than our hotel-operating business partners;

     . if there is an increase in operating costs resulting from inflation and other factors, our hotel-operating business partners may not be able to offset such increase by increasing room rates;

     . our hotel properties are subject to the fluctuating and seasonal demands of business travelers and tourism; and

     . our hotel properties are subject to general and local economic conditions that may affect demand for travel in general.

Compliance or failure to comply with the Americans with Disabilities Act and other similar laws could result in substantial costs.

     The Americans with Disabilities Act generally requires that public buildings, including office buildings and hotels, be made accessible to disabled persons. Noncompliance could result in imposition of fines by the federal government or the award of damages to private litigants. If, pursuant to the Americans with Disabilities Act, we are required to make substantial alterations and capital expenditures in one or more of our properties, including the removal of access barriers, it could adversely affect our financial condition and results of operations, as well as the amount of cash available for distribution to our securityholders.

     We may also incur significant costs complying with other regulations. Our properties are subject to various federal, state and local regulatory requirements, such as state and local fire and life safety requirements. If we fail to comply with these requirements, we could incur fines or private damage awards. We believe that our properties are currently in material compliance with all of these regulatory requirements. However, we do not know whether existing requirements will change or whether compliance with future requirements will require significant unanticipated expenditures that will affect our cash flow and results from operations.

Some potential losses are not covered by insurance.

     We carry comprehensive liability, fire, flood, extended coverage and rental loss insurance, as applicable, on our properties. We believe our coverage is of the type and amount customarily obtained for or by an owner of similar properties. We believe all of our properties are adequately insured. However, there are certain types of losses, such as from wars or catastrophic acts of nature, for which we cannot obtain insurance or for which we cannot obtain insurance at a reasonable cost. In the event of an uninsured loss or a loss in excess of our insurance limits, we could lose both the revenues generated from the affected property and the capital we have invested in the affected property. We would, however, remain obligated to repay any mortgage indebtedness or other obligations related to the property. Any such loss could materially and adversely affect our business and financial condition and results of operations.

     We carry earthquake insurance on our properties located in areas known to be subject to earthquakes in an amount and subject to deductions which we believe are commercially reasonable. However, the amount of our earthquake insurance coverage may not be sufficient to cover losses from earthquakes. In addition, we may discontinue earthquake insurance on some or all of our properties in the future if the premiums exceed our estimation of the value of the coverage discounted for the risk of loss. If we experience a loss which is uninsured or which exceeds policy limits, we could lose the capital invested in the damaged properties as well as the anticipated future revenue from those properties. Moreover, if the damaged properties are subject to recourse indebtedness, we would continue to be liable for the indebtedness, even if the properties were irreparable. Any such loss could materially and adversely affect our business and financial condition and results from operations.

Potential liability for environmental contamination could result in substantial costs.

     Under federal, state and local environmental laws, ordinances and regulations, we may be required to investigate and clean up the effects of releases of hazardous or toxic substances or petroleum products at our properties, regardless of our knowledge or responsibility, simply because of our current or past ownership or operation of the real estate. If unidentified environmental problems arise, we may have to make substantial payments which could adversely affect our cash flow and our ability to make distributions to our securityholders because:

     . as owner or operator we may have to pay for property damage and for investigation and clean-up costs incurred in connection with the contamination;

     . the law typically imposes clean-up responsibility and liability regardless of whether the owner or operator knew of or caused the contamination;

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

     . even if more than one person may be responsible for the contamination, each person who shares legal liability under the environmental laws may be held responsible for all of the clean-up costs; and

     . governmental entities and third parties may sue the owner or operator of a contaminated site for damages and costs.

     These costs could be substantial and in extreme cases could exceed the value of the contaminated property. The presence of hazardous or toxic substances or petroleum products or the failure to properly remediate contamination may materially and adversely affect our ability to borrow against, sell or rent an affected property. In addition, applicable environmental laws create liens on contaminated sites in favor of the government for damages and costs it incurs in connection with a contamination.

     Environmental laws also govern the presence, maintenance and removal of asbestos. Such laws require that owners or operators of buildings containing asbestos:

     .    properly manage and maintain the asbestos;

     .    notify and train those who may come into contact with asbestos; and

     . undertake special precautions, including removal or other abatement, if asbestos would be disturbed during renovation or demolition of a building.

Such laws may impose fines and penalties on building owners or operators who fail to comply with these requirements and may allow third parties to seek recovery from owners or operators for personal injury associated with exposure to asbestos fibers.

     Some of our properties are located in urban and industrial areas where fill or current or historic industrial uses of the areas have caused site contamination. Independent environmental consultants have conducted Phase I environmental site assessments at all of our properties. These assessments included, at a minimum, a visual inspection of the properties and the surrounding areas, an examination of current and historical uses of the properties and the surrounding areas and a review of relevant state, federal and historical documents. Where appropriate, on a property-by-property basis, these consultants have conducted additional testing, including sampling for asbestos, for lead in drinking water, for soil contamination where underground storage tanks are or were located or where other past site usages create a potential environmental problem, and for contamination in groundwater. Even though these environmental assessments have been conducted, there is still the risk that:

     . the environmental assessments and updates did not identify all potential environmental liabilities;

     . a prior owner created a material environmental condition that is not known to us or the independent consultants preparing the assessments;

     . new environmental liabilities have developed since the environmental assessments were conducted; and

     . future uses or conditions such as changes in applicable environmental laws and regulations could result in environmental liability for us.

We face risks associated with the use of debt to fund acquisitions and developments, including refinancing risk.

     We are subject to the risks normally associated with debt financing, including the risk that our cash flow will be insufficient to meet required payments of principal and interest. We anticipate that only a small portion of the principal of our debt will be repaid prior to maturity. Therefore, we are likely to need to refinance at least a portion of our outstanding debt as it matures. There is a risk that we may not be able to refinance existing debt or

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

that the terms of any refinancing will not be as favorable as the terms of the existing debt. If principal payments due at maturity cannot be refinanced, extended or repaid with proceeds from other sources, such as new equity capital, our cash flow will not be sufficient to repay all maturing debt in years when significant "balloon" payments come due.

Rising interest rates would increase our interest costs.

     We currently have, and may incur more, indebtedness that bears interest at variable rates. Accordingly, if interest rates increase, so will our interest costs, which would adversely affect our cash flow, our ability to service debt and our ability to make distributions to our securityholders.

We have no corporate limitation on the amount of debt we can incur.

     Our management and board of directors have discretion under our certificate of incorporation and bylaws to increase the amount of our outstanding debt. Our decisions with regard to the incurrence and maintenance of debt are based on available investment opportunities for which capital is required, the cost of debt in relation to such investment opportunities, whether secured or unsecured debt is available, the effect of additional debt on existing financial ratios and the maturity of the proposed new debt relative to maturities of existing debt. We could become more highly leveraged, resulting in increased debt service costs that could adversely affect our cash flow and the amount available for payment of dividends. If we increase our debt we may also increase the risk we will be unable to repay our debt.

Our financial covenants could adversely affect our financial condition.

     The mortgages on our properties contain customary negative covenants such as those that limit our ability, without the prior consent of the lender, to further mortgage the applicable property or to discontinue insurance coverage. In addition, our credit facilities contain certain customary restrictions, requirements and other limitations on our ability to incur indebtedness, including total debt to assets ratios, secured debt to total asset ratios, debt service coverage ratios and minimum ratios of unencumbered assets to unsecured debt which we must maintain. Our ability to borrow under our credit facilities is subject to compliance with our financial and other covenants. We rely on borrowings under our credit facilities to finance acquisitions and development activities and for working capital, and if we are unable to borrow under our credit facilities, or to refinance existing indebtedness our financial condition and results of operations would likely be adversely impacted. If we breach covenants in our debt agreements, the lender can declare a default and require us to repay the debt immediately and, if the debt is secured, can immediately take possession of the property securing the loan. In addition, our credit facilities are cross-defaulted to our other indebtedness, which would give the lenders under our other credit facilities the right also to declare a default and require immediate repayment.

Our degree of leverage could limit our ability to obtain additional financing or affect the market price of our common stock.

     Debt to Market Capitalization Ratio is a measure of our total debt as a percentage of the aggregate of our total debt plus the market value of our outstanding common stock and interests in Boston Properties Limited Partnership. Our Debt to Market Capitalization Ratio was approximately 47.7 % as of December 31, 2001. To the extent that our board of directors uses our Debt to Market Capitalization Ratio as a measure of appropriate leverage, the total amount of our debt could increase as our common stock price increases, even if we may not have a corresponding increase in our ability to service or repay the debt. Our degree of leverage could affect our ability to obtain additional financing for working capital, capital expenditures, acquisitions, development or other general corporate purposes. Our degree of leverage could also make us more vulnerable to a downturn in business or the economy generally. There is a risk that changes in our Debt to Market Capitalization Ratio, which is in part a function of our stock price, or our ratio of indebtedness to other measures of asset value used by financial analysts may have an adverse effect on the market price of our common stock.

Further issuances of equity securities may be dilutive to current stockholders.

     The interests of our existing stockholders could be diluted if additional equity securities are issued to finance future developments and acquisitions instead of incurring additional debt. Our ability to execute our business strategy depends on our access to an appropriate blend of debt financing, including unsecured lines of credit and other forms of secured and unsecured debt, and equity financing, including common and preferred equity.

Failure to qualify as a real estate investment trust would cause us to be taxed as a corporation, which would substantially reduce funds available for payment of dividends.

     If we fail to qualify as a real estate investment trust for federal income tax purposes, we will be taxed as a corporation. We believe that we are organized and qualified as a real estate investment trust, and intend to operate in a manner that will allow us to continue to qualify as a real estate investment trust. However, we cannot assure you that we are qualified as such, or that we will remain qualified as such in the future. This is because qualification as a real estate investment trust involves the application of highly technical and complex provisions of the Internal Revenue Code as to which there are only limited judicial and administrative interpretations, and involves the determination of facts and circumstances not entirely within our control. In addition, future legislation, new regulations, administrative interpretations or court decisions may significantly change the tax laws or the application of the tax laws with respect to qualification as a real estate investment trust for federal income tax purposes or the federal income tax consequences of such qualification.

     If we fail to qualify as a real estate investment trust we will face serious tax consequences that will substantially reduce the funds available for payment of dividends for each of the years involved because:

     . we would not be allowed a deduction for dividends paid to stockholders in computing our taxable income and would be subject to federal income tax at regular corporate rates;

     . we also could be subject to the federal alternative minimum tax and possibly increased state and local taxes;

     . unless we are entitled to relief under statutory provisions, we could not elect to be subject to tax as a real estate investment trust for four taxable years following the year during which we were disqualified; and

     . all dividends will be subject to tax as ordinary income to the extent of our current and accumulated earnings and profits.

     In addition, if we fail to qualify as a real estate investment trust, we will no longer be required to pay dividends. As a result of all these factors, our failure to qualify as a real estate investment trust could impair our ability to expand our business and raise capital, and would adversely affect the value of our common stock.

In order to maintain our real estate investment trust status, we may be forced to borrow funds on a short-term basis during unfavorable market conditions.

     In order to maintain our real estate investment trust status, we may need to borrow funds on a short-term basis to meet the real estate investment trust distribution requirements, even if the then prevailing market conditions are not favorable for these borrowings. To qualify as a real estate investment trust, we generally must distribute to our stockholders at least 90% of our net taxable income each year, excluding capital gains. In addition, we will be subject to a 4% nondeductible excise tax on the amount, if any, by which dividends paid by us in any calendar year are less than the sum of 85% of our ordinary income, 95% of our capital gain net income and 100% of our undistributed income from prior years. We may need short-term debt to fund required distributions as a result of differences in timing between the actual receipt of income and the recognition of income for federal income tax purposes, or the effect of non-deductible capital expenditures, the creation of reserves or required debt or amortization payments.

Limits on changes in control may discourage takeover attempts beneficial to stockholders.

     Provisions in our certificate of incorporation and bylaws, our shareholder rights agreement and the limited partnership agreement of Boston Properties Limited Partnership, as well as provisions of the Internal Revenue Code and Delaware corporate law, may:

     . delay or prevent a change of control over us or a tender offer, even if such action might be beneficial to our stockholders; and

     . limit our stockholders' opportunity to receive a potential premium for their shares of common stock over then-prevailing market prices.

     Stock Ownership Limit

     Primarily to facilitate maintenance of our qualification as a real estate investment trust, our certificate of incorporation generally prohibits ownership, directly, indirectly or beneficially, by any single stockholder of more than 6.6% of the number of outstanding shares of any class or series of our equity stock. We refer to this limitation as the "ownership limit." Our board of directors may waive or modify the ownership limit with respect to one or more persons if it is satisfied that ownership in excess of this limit will not jeopardize our status as a real estate investment trust for federal income tax purposes. In addition, under our certificate of incorporation each of Messrs. Zuckerman and Linde, along with their respective families and affiliates, as well as, in general, pension plans and mutual funds, may actually and beneficially own up to 15% of the number of outstanding shares of any class or series of our equity common stock. Shares owned in violation of the ownership limit will be subject to the loss of rights to distributions and voting and other penalties. The ownership limit may have the effect of inhibiting or impeding a change in control. See "Limits on Ownership of Our Stock" beginning on page 24.

     Boston Properties Limited Partnership Agreement

     We have agreed in the limited partnership agreement of Boston Properties Limited Partnership not to engage in business combinations unless limited partners of Boston Properties Limited Partnership other than Boston Properties, Inc. receive, or have the opportunity to receive, the same consideration for their partnership interests as holders of our common stock in the transaction. If these limited partners do not receive such consideration, we cannot engage in the transaction unless 75% of these limited partners vote to approve the transaction. In addition, we have agreed in the limited partnership agreement of Boston Properties Limited Partnership that we will not consummate business combinations in which we received the approval of our stockholders unless these limited partners are also allowed to vote and the transaction would have been approved had these limited partners been able to vote as stockholders on the transaction. Therefore, if our stockholders approve a business combination that requires a vote of stockholders, the partnership agreement requires the following before we can consummate the transaction:

     . holders of interests in Boston Properties Limited Partnership (including Boston Properties, Inc.) must vote on the matter;

     . Boston Properties, Inc. must vote its partnership interests in the same proportion as our stockholders voted on the transaction; and

     . the result of the vote of holders of interests in Boston Properties Limited Partnership must be such that had such vote been a vote of stockholders, the business combination would have been approved.

     As a result of these provisions, a potential acquirer may be deterred from making an acquisition proposal and we may be prohibited by contract from engaging in a proposed business combination even though our stockholders approve of the combination.

     Shareholder Rights Plan

     We have adopted a shareholder rights plan. Under the terms of this plan, we can in effect prevent a person or group from acquiring more than 15% of the outstanding shares of our common stock, because, unless we approve of the acquisition, after the person acquires more than 15% of our outstanding common stock, all other stockholders will have the right to purchase securities from us at a price that is less than their then fair market value, which would substantially reduce the value and influence of the stock owned by the acquiring person. Our board of directors can prevent the plan from operating by approving of the transaction, which gives us significant power to approve or disapprove of the efforts of a person or group to acquire a large interest in our company.

We may change our policies without obtaining the approval of our stockholders.

     Our operating and financial policies, including our policies with respect to acquisitions, growth, operations, indebtedness, capitalization and dividends, are determined by our board of directors. Accordingly, as a stockholder, you will have little direct control over these policies.

Our success depends on key personnel whose continued service is not guaranteed.

     We depend on the efforts of key personnel, particularly Mortimer B. Zuckerman, Chairman of our board of directors, and Edward H. Linde, our President and Chief Executive Officer. Among the reasons that Messrs. Zuckerman and Linde are important to our success is that each has a national reputation which attracts business and investment opportunities and assists us in negotiations with lenders. If we lost their services, our relationships with lenders, potential tenants and industry personnel would diminish.

     Our other executive officers who serve as managers of our offices have strong regional reputations. Their reputations aid us in identifying opportunities, having opportunities brought to us, and negotiating with tenants and build-to-suit prospects. While we believe that we could find replacements for these key personnel, the loss of their services could materially and adversely effect our operations because of diminished relationships with lenders, prospective tenants and industry personnel.

     Mr. Zuckerman has substantial outside business interests, including serving as trustee for New York University, a trustee of Memorial Sloan-Kettering Cancer Institute, a trustee of the Institute for Advanced Studies at Princeton and a member of the Council on Foreign Relations and the International Institute for Strategic Studies. He is also Chairman and Editor-in-Chief of U.S. News & World Report, Chairman and Co-Publisher of the New York Daily News and Chairman of the Board of Applied Graphics Technologies and a member of the Board of Directors of Chase Manhattan Corporation National Advisory Board, Loews Cineplex and WNET/Channel Thirteen. Such outside business interests could interfere with his ability to devote time to our business and affairs. Over the last twenty years, Mr. Zuckerman has devoted a significant portion, although not a majority, of his business time to the affairs of Boston Properties and its predecessors. We have no assurance that he will continue to devote any specific portion of his time to us, although at present, he has no commitments which would prevent him from maintaining his current level of involvement with our business.

Conflicts of interest exist with holders of interests in Boston Properties Limited Partnership.

     Sales of properties and repayment of related indebtedness will have different effects on holders of interests in Boston Properties Limited Partnership than on our stockholders.

     Some holders of interests in Boston Properties Limited Partnership, including Messrs. Zuckerman and Linde, would incur adverse tax consequences upon the sale of certain of our properties and on the repayment of related debt which differ from the tax consequences to us and our stockholders. Consequently, such holders of interests in Boston Properties Limited Partnership may have different objectives regarding the appropriate pricing and timing of any such sale or repayment of debt. While we have exclusive authority under the limited partnership agreement of Boston Properties Limited Partnership to determine when to refinance or repay debt or whether, when, and on what terms to sell a property, subject, in the case of certain properties, to the contractual commitments described below, any such decision would require the approval of our board of directors. As directors and executive officers, Messrs. Zuckerman and Linde have substantial influence with respect to any such decision. Their influence could be exercised in a manner inconsistent with the interests of some, or a majority, of our stockholders, including in a manner which could prevent completion of a sale of a property or the repayment of indebtedness.

     Agreement not to sell some properties.

     Under the terms of the limited partnership agreement of Boston Properties Limited Partnership, we have agreed not to sell or otherwise transfer some of our properties, prior to specified dates, in any transaction that would trigger taxable income, without first obtaining the consent of Messrs. Zuckerman and Linde. However, we are not required to obtain their consent if, during the applicable period, each of them does not hold at least 30% of his original interests in Boston Properties Limited Partnership. In addition, we have entered into similar agreements with respect to other properties that we have acquired in exchange for interests in Boston Properties Limited Partnership. As of December 31, 2001, there were a total of 36 properties subject to these restrictions, and those 36 properties are estimated to have accounted for approximately 59 % of our total revenue for the year ended December 31, 2001.

     Boston Properties Limited Partnership has also entered into agreements providing Messrs. Zuckerman and Linde and others with the right to guarantee specific amounts of indebtedness and, in the event that the specific indebtedness they guarantee is repaid or reduced, additional and/or substitute indebtedness. These agreements may hinder actions that we may otherwise desire to take to repay or refinance guaranteed indebtedness because we would be required to make payments to the beneficiaries of such agreements if we violate these agreements.

     Messrs. Zuckerman and Linde will continue to engage in other activities.

     Messrs. Zuckerman and Linde have a broad and varied range of investment interests. Either one could acquire an interest in a company which is not currently involved in real estate investment activities but which may acquire real property in the future. However, pursuant to Mr. Linde's employment agreement and Mr. Zuckerman's non-compete agreement, Messrs. Zuckerman and Linde will not, in general, have management control over such companies and, therefore, they may not be able to prevent one or more such companies from engaging in activities that are in competition with our activities.

Changes in market conditions could adversely affect the market price of our common stock.

     As with other publicly traded equity securities, the value of our common stock depends on various market conditions which may change from time to time. Among the market conditions that may affect the value of our common stock are the following:

     .    the extent of investor interest in us;

     . the general reputation of real estate investment trusts and the attractiveness of our equity securities in comparison to other equity securities, including securities issued by other real estate-based companies;

     .    our financial performance; and

     .    general stock and bond market conditions.

     The market value of our common stock is based primarily upon the market's perception of our growth potential and our current and potential future earnings and cash dividends. Consequently, our common stock may trade at prices that are higher or lower than our net asset value per share of common stock. If our future earnings or cash dividends are less than expected, it is likely that the market price of our common stock will diminish.

Market interest rates may have an effect on the value of our common stock.

     One of the factors that investors may consider important in deciding whether to buy or sell shares of a real estate investment trust is the dividend with respect to such real estate investment trust's shares as a percentage of the price of such shares, relative to market interest rates. If market interest rates go up, prospective purchasers of shares of our common stock may expect a higher distribution rate on our common stock. Higher market interest rates would not, however, result in more funds for us to distribute and, to the contrary, would likely increase our borrowing costs and potentially decrease funds available for distribution. Thus, higher market interest rates could cause the market price of our common stock to go down.

The number of shares available for future sale could adversely affect the market price of our stock.

     As part of our initial public offering and since then we have completed many private placement transactions where shares of capital stock of Boston Properties, Inc. or interests in Boston Properties Limited Partnership were issued to owners of properties we acquired or to institutional investors. This common stock, or common stock issuable on conversion of our preferred stock or in exchange for such interests in Boston Properties Limited Partnership, may be sold in the public market over time pursuant to registration rights we granted to these investors. Additional common stock reserved under our employee benefit and other incentive plans, including stock options, may also be sold in the public markets at some time in the future. Future sales of our common stock in the public securities markets could adversely affect the price of our common stock. We cannot predict the effect the perception in the market that such sales may occur will have on the market price of our common stock.

We did not obtain new owner's title insurance policies in connection with properties acquired during our initial public offering.

     We acquired many of our properties from our predecessors at the completion of our initial public offering in June 1997. Before we acquired these properties each of them was insured by a title insurance policy. We did not, however, obtain new owner's title insurance policies in connection with the acquisition of such properties. Nevertheless, because in many instances we acquired these properties indirectly by acquiring ownership of the entity which owned the property and those owners remain in existence as our subsidiaries, some of these title insurance policies may continue to benefit us. Many of these title insurance policies may be for amounts less than the current values of the applicable properties. If there was a title defect related to any of these properties, or to any of the properties acquired at the time of our initial public offering, that is no longer covered by a title insurance policy, we could lose both our capital invested in and our anticipated profits from such property.

     We have obtained title insurance policies for all properties that we have acquired after our initial public offering.

We face possible adverse changes in tax and environmental laws.

     Generally, we pass through to our tenants costs resulting from increases in real estate taxes. However, we generally do not pass through to our tenants increases in income, service or transfer taxes. Similarly, changes in laws increasing the potential liability for environmental conditions existing on our properties or increasing the restrictions on discharges or other conditions may result in significant unanticipated expenditures. These increased costs could adversely affect our financial condition and results of operations and the amount of cash available for payment of dividends.

                       WHERE YOU CAN FIND MORE INFORMATION

     We are subject to the informational requirements of the Securities Exchange Act of 1934, as amended, and we are required to file reports and proxy statements and other information with the Securities and Exchange Commission. You may read and copy these reports, proxy statements and information at the public reference facilities maintained by the Securities and Exchange Commission at Judiciary Plaza, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, and at the Securities and Exchange Commission's Regional Office at Citicorp Center, 500 W. Madison Street, Suite 1400, Chicago, Illinois 60661-2511. You may also obtain copies at the prescribed rates from the Public Reference Section of the Securities and Exchange Commission at its principal office in Washington, D.C. You may call the Securities and Exchange Commission at 1-800-SEC-0330 for further information about the public reference rooms. The Securities and Exchange Commission maintains a web site that contains reports, proxy and information statements and other information regarding registrants, including, Boston Properties, Inc., that file electronically with the Securities and Exchange Commission. You may access the Securities and Exchange Commission's web site at http://www.sec.gov.

                     INCORPORATION OF DOCUMENTS BY REFERENCE

     The Securities and Exchange Commission allows us to incorporate by reference the information that we file with them. Incorporation by reference means that we can disclose important information to you by referring you to other documents that are legally considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission will automatically update and supersede the information in this prospectus, any supplement and the documents listed below. We incorporate by reference the specific documents listed below and any future filings made with the Securities and Exchange Commission under Section 13(a), 13(c), 14, or 15(d) of the Securities Exchange Act until we issue all of the shares in exchange for common units:

     .   our Annual Report on Form 10-K for the year ended December 31, 2001;


     .   our Current Report on Form 8-K dated January 22, 2002;

     . the description of our common stock contained in our Registration Statement on Form 8-A, filed on June 12, 1997 and all amendments and reports updating such description;

     . the description of the rights to purchase shares of our Series E Junior Participating Cumulative Preferred Stock contained in our registration statement on Form 8-A, filed on June 12, 1997, and the description contained in our registration statement on Form 8-A/A filed on June 16, 1997 amending such description, and all amendments and reports updating that description.

     You should rely only on the information incorporated by reference or provided in this prospectus. We have not authorized anyone to provide you with different information. You should not assume that the information in this prospectus or the documents incorporated by reference is accurate as of any date other than the date on the front of this prospectus or those documents.

     We will provide, without charge, at the written or oral request of anyone to whom this prospectus is delivered, copies of the documents incorporated by reference in this prospectus, other than an exhibit to a filing unless that exhibit is specifically incorporated by reference into that filing. Written requests should be directed to Boston Properties, Inc., 111 Huntington Avenue, Suite 300, Boston, Massachusetts 02199-7610, Attention: Investor Relations. Telephone requests may be directed to (617) 236-3300.

                           FORWARD-LOOKING STATEMENTS

     Statements incorporated by reference or made under the captions "Risk Factors" and "Our Company" and elsewhere in this prospectus are "forward-looking statements" within the meaning of the federal securities laws. When we use the words "anticipate," "assume," "believe," "estimate," "expect," "intend" and other similar expressions, they generally identify forward-looking statements. Forward-looking statements include, for example, statements relating to acquisitions and related financial information, development activities, business strategy and prospects, future capital expenditures, sources and availability of capital, environmental and other regulations and competition.

     You should exercise caution in interpreting and relying on forward-looking statements since they involve known and unknown risks, uncertainties and other factors which are, in some cases, beyond our control and could materially affect our actual results, performance or achievements. Some of the factors that could cause our actual results, performance or achievements to differ materially from those expressed or implied by forward-looking statements include, but are not limited to, the following:

     . we are subject to general risks affecting the real estate industry, such as the need to enter into new leases or renew leases on favorable terms to generate rental revenues, and dependence on our tenants' financial condition;

     . we may fail to identify, acquire, construct or develop additional properties; we may develop properties that do not produce a desired yield on invested capital; or we may fail to effectively integrate acquisitions of properties or portfolios of properties;

     . financing may not be available, or may not be available on favorable terms;

     . we need to make distributions to our stockholders for us to qualify as a real estate investment trust, and if we need to borrow the funds to make such distributions such borrowings may not be available on favorable terms;

     . we depend on the core markets where our properties are located and these markets may be adversely affected by local economic and market conditions which are beyond our control;

     .   we are subject to potential environmental liabilities;

     . we are subject to complex regulations relating to our status as a real estate investment trust and would be adversely affected if we failed to qualify as a real estate investment trust; and

     . market interest rates could adversely affect the market prices for our common stock, as well as our performance and cash flow.

     We caution you that, while forward looking statements reflect our good faith beliefs, they are not guarantees of future performance. In addition, we disclaim any obligation to publicly update or revise any forward-looking statement, whether as a result of new information, future events or otherwise.

                                   OUR COMPANY

Boston Properties, Inc.

     We are a fully-integrated, self-administered and self-managed real estate investment trust or "REIT" and one of the largest owners and developers of office properties in the United States. We conduct substantially all our business through our affiliate, Boston Properties Limited Partnership, in which we are the sole general partner and hold a controlling economic interest.

     Our properties are concentrated in four core markets--Boston, midtown Manhattan, Washington, D.C. and San Francisco. We have full-service offices in Boston, New York, Washington, D.C., San Francisco and Princeton, New Jersey, and achieve efficiencies of scale by operating a centralized financial control and data center at our Boston headquarters that is responsible for operating budgets, billing and payments for all of our existing and development properties.

     We were formed to succeed to the real estate development, redevelopment, acquisition, operating and leasing businesses associated with a predecessor company founded by Messrs. Zuckerman and E. Linde in 1970. We believe that we have created significant value for our tenants and investors by developing well located properties that meet the demands of today's office tenants, redeveloping underperforming assets, and continuously improving the marketing and management of our assets.

                           DESCRIPTION OF COMMON STOCK

     The following is a summary of the material terms and provisions of our common stock. It may not contain all the information that is important to you. You can access complete information by referring to our certificate of incorporation, bylaws, our shareholder rights plan and the Delaware General Corporation Law. Our shareholder rights plan is summarized below. Our shareholder rights plan, certificate of incorporation and bylaws are incorporated by reference into the registration statement of which this prospectus is a part.

General

     Under our certificate of incorporation, we have authority to issue 250,000,000 shares of common stock, par value $.01 per share. As of December 31, 2001, 90,780,591 shares of common stock were issued and outstanding. In addition, as of December 31, 2001, 20,212,776 common units of Boston Properties Limited Partnership which are exchangeable for common stock on a one-for-one basis were outstanding. We may issue common stock from time to time. Our board of directors must approve the amount of stock we sell and the price for which it is sold. Holders of our common stock do not have any preferential rights or preemptive rights to buy or subscribe for capital stock or other securities that we may issue. However, each outstanding share of our common stock currently has attached to it one preferred share purchase right issued under our shareholder rights plan, which is summarized below. Our common stock does not have any redemption or sinking fund provisions or any conversion rights.

     All of our common stock, when issued, will be duly authorized, fully paid and nonassessable. This means that the full price for our outstanding common stock will have been paid at the time of issuance and that any holder of our common stock will not later be required to pay us any additional money for such common stock.

Dividends

     Subject to the preferential rights of any other shares of our stock and the provisions of our certificate of incorporation regarding excess shares, holders of our common stock may receive dividends out of assets that we can legally use to pay dividends when and if they are authorized and declared by our board of directors. Each common stockholder shares in the same proportion as other common stockholders out of assets that we can legally use to pay distributions after we pay or make adequate provision for all of our known debts and liabilities in the event we are liquidated, dissolved or our affairs are wound up.

Voting rights

     Subject to the provisions of our certificate of incorporation regarding excess shares, holders of common stock will have the exclusive power to vote on all matters presented to our stockholders, including the election of directors, except as otherwise provided by Delaware law or as provided with respect to any other shares of our stock. Holders of our common stock are entitled to one vote per share. There is no cumulative voting in the election of our directors, which means that at any meeting of our stockholders, the holders of a majority of the outstanding common stock can elect all of the directors then standing for election.

Other rights

     Subject to the provisions of our certificate of incorporation regarding excess shares, all shares of our common stock have equal dividend, distribution, liquidation and other rights, and have no preference, appraisal or exchange rights, except for any appraisal rights provided by Delaware law.

     Holders of our common stock have no conversion, sinking fund or redemption rights, or preemptive rights to subscribe for any of our securities.

     Delaware law generally requires that we obtain the approval of a majority of the outstanding shares of our common stock that are entitled to vote before we may consolidate our stock or merge with another corporation. However, Delaware law does not require that we seek approval of our stockholders to enter into a merger in which we are the surviving corporation following the merger if:

     . our certificate of incorporation is not amended in any respect by the merger;

     . each share of our stock outstanding prior to the merger is to be an identical share of stock following the merger; and

     . any shares of common stock (together with any other securities convertible into shares of common stock) to be issued or delivered as a result of the merger represent no more than 20% of the number of shares of our common stock outstanding immediately prior to the merger.

Restrictions on ownership

     For us to qualify as a real estate investment trust under the Internal Revenue Code, no more than 50% in value of our outstanding stock may be owned, actually or constructively, by five or fewer individuals during the last half of a taxable year. To assist us in meeting this requirement, we may take actions such as the automatic conversion of shares in excess of this ownership restriction into excess shares to limit the ownership of our outstanding equity securities, actually or constructively, by one person or entity. See "Limits on Ownership of Our Stock" beginning on page 24.

Transfer agent

     The transfer agent and registrar for our common stock is Equiserve Trust Company, N.A.

Preferred shares

     Under our certificate of incorporation, we have authority to issue up to 50,000,000 shares of preferred stock. At December 31, 2001, we had outstanding 2,000,000 shares of Series A convertible redeemable preferred stock. The general terms of our Series A convertible redeemable preferred stock are as follows:

     . Dividends on our Series A convertible redeemable preferred stock are cumulative from the date of original issuance and payable quarterly generally at a rate of 5.0% per annum through March 31, 1999; 5.5% through December 31, 1999; 5.625% through December 31, 2000; 6.0% through December 31, 2001; 6.5% through December 31, 2002; 7.0% until May 12, 2009; and 6.0% thereafter.

     . On or after December 31, 2002, shares of our Series A convertible redeemable preferred stock are convertible, at the holder's election, into shares of our common stock at a conversion price of $38.10 per share of common stock.

     . Beginning on May 12, 2009, the Series A convertible redeemable preferred stock may be redeemed in six annual tranches at the election of either the holder or us. The liquidation preference of our Series A convertible redeemable preferred stock is $50 per share.

     Under our certificate of incorporation, we have authority to issue up to 150,000,000 shares of Series E Junior Participating Cumulative Preferred Stock. At December 31, 2001, none of the Series E Junior Participating Cumulative Preferred Stock were issued or outstanding. Shares of our Series E Junior Participating Cumulative Preferred Stock may be issued under our shareholder rights plan, which is summarized beginning on page 22.

     We do not have any other preferred stock outstanding as of the date of this prospectus. We may issue preferred stock from time to time, in one or more series, as authorized by our board of directors. Prior to issuance of shares of each series, our board of directors is required by the Delaware General Corporation Law and our certificate of incorporation to fix for each series, subject to the provisions of our certificate of incorporation regarding excess shares, the terms, preferences, conversion or other rights, voting powers, restrictions, limitations as to dividends or other distributions, qualifications and terms or conditions of redemption, as are permitted by Delaware law. The preferred stock will, when issued, be fully paid and nonassessable and will have no preemptive rights. Our board of directors could authorize the issuance of preferred stock with terms and conditions that could have the effect of discouraging a takeover or other transaction that holders of our common stock might believe to be in their best interests or in which holders of some, or a majority, of our common stock might receive a premium for their shares over the then market price of such common stock.

Shareholder rights plan

     In 1997, our board of directors adopted a shareholder rights plan and entered into a shareholder rights agreement with Fleet National Bank (f.k.a. BankBoston, N.A.), as rights agent. The purpose of our shareholder rights plan is to enhance our board of directors' ability to protect our stockholders' interests by ensuring that such stockholders receive fair treatment in the event that any coercive takeover attempt of Boston Properties is made in the future. The rights plan is intended to provide our board of directors with sufficient time to consider any and all alternatives to such an action. The rights may discourage, delay or prevent hostile takeovers. They are not intended, however, to interfere with any merger or other business combination approved by our board of directors.

     Under our shareholder rights plan, one preferred stock purchase right is attached to each outstanding share of our common stock. We refer to these preferred stock purchase rights as the "rights." Each share of common stock issued in the future will also receive a right until any of the rights become exercisable. Until a right is exercised, the holder of a right does not have any additional rights as a stockholder. These rights will expire on June 11, 2007, unless previously redeemed or exchanged by us as described below. These rights trade automatically with our common stock and will separate from the common stock and become exercisable only under the circumstances described below.

     In general, the rights will become exercisable when the first of the following events happens:

     1. ten calendar days after a public announcement that a person or group has acquired beneficial ownership of 15% or more of the sum of our outstanding common stock and excess stock; or

     2. ten business days, or such other date determined by our board of directors, after the beginning of a tender offer or exchange offer that would result in a person or group beneficially owning 15% or more of the sum of our outstanding common stock and excess stock.

     Under our shareholder rights plan, our common stock that may be issued in exchange for outstanding common units of limited partnership interest in Boston Properties Limited Partnership is not included in the definition of beneficial ownership.

     However, if a person who became a limited partner of Boston Properties Limited Partnership at the time of our initial public offering acquires beneficial ownership of 15% or more of the sum of our common stock and excess stock, the rights will not become exercisable unless the acquisition results in that person acquiring a greater percentage of the outstanding shares of our outstanding common stock plus outstanding common units of limited partnership interest of Boston Properties Limited Partnership than the percentage of outstanding shares of common stock plus outstanding common units of limited partnership interest of Boston Properties Limited Partnership that person held at the completion of our initial public offering. In addition, no group of which a person who became a partner of Boston Properties Limited Partnership at the time of our initial public offering is a member will be deemed to beneficially own our common stock and excess stock owned by that person. Common units of limited partnership interest of Boston Properties Limited Partnership held by Boston Properties, Inc. are excluded in making these calculations.

     If the rights become exercisable, holders of the rights will be able to purchase from us a unit of preferred stock equal to one ten-thousandth of a share of our Series E Junior Participating Cumulative Preferred Stock at a price of $100 per unit, subject to adjustment. We have designated 200,000 shares of Series E Junior Participating Cumulative Preferred Stock and have reserved such shares for issuance under our shareholder rights plan. However, all rights owned by any persons or groups triggering the event shall be void.

     In addition, if at any time following a public announcement that a person or group has acquired beneficial ownership of 15% or more of the sum of our outstanding common stock and excess stock:

     . we enter into a merger or other business combination transaction in which we are not the surviving entity;

     . we enter into a merger or other business combination transaction in which all or part of our common stock is exchanged; or

     . we sell, transfer or mortgage 50% or more of our assets or earning power, then each holder of a right, other than rights held by the person or group who triggered the event, will be entitled to receive, upon exercise, common stock of the acquiring company equal to two times the purchase price of the right.


     At any time after our public announcement that a person or group has acquired beneficial ownership of 15% or more of the sum of our outstanding common stock and excess stock, our board of directors may, at its option, exchange all or any part of the then outstanding and exercisable rights for shares of our common stock or units of Series E Preferred Stock at an exchange ratio of one share or one unit per right. However, our board of directors generally will not be empowered to effect such exchange at any time after any person becomes the beneficial owner of 50% or more of our outstanding common stock.

     We may redeem the rights at $.001 per right at any time before the date that is ten days after a public announcement that a person or group has acquired beneficial ownership of 15% or more of the sum of our outstanding common stock and excess stock. We may extend this redemption period at any time while the rights are still redeemable. The rights will expire at the close of business on June 11, 2007 unless we redeem them before that date.

     The above description of our shareholder rights plan is not intended to be a complete description. For a full description of the shareholder rights plan, you should read the rights agreement. You may obtain a copy of the rights agreement at no charge by writing to us at the address listed on page 17.

                        LIMITS ON OWNERSHIP OF OUR STOCK

Ownership limits

     For us to qualify as a real estate investment trust under the Internal Revenue Code, among other things, not more than 50% in value of our outstanding stock may be owned, actually or constructively, by five or fewer individuals during the last half of a taxable year other than the first year, and such stock must be beneficially owned by 100 or more persons during at least 335 days of a taxable year of 12 months other than the first year or during a proportionate part of a shorter taxable year. In order to protect us against the risk of losing our status as a real estate investment trust due to a concentration of ownership among our stockholders, our certificate of incorporation provides that generally no holder may beneficially own, or be deemed to own by virtue of the attribution provisions of the Internal Revenue Code, more than 6.6% of any class or series of our stock. Under our certificate of incorporation, a person generally "beneficially owns" shares if:

     .    such person has direct ownership of such shares,

     . such person has indirect ownership of such shares taking into account the constructive ownership rules of Section 544 of the Internal Revenue Code, as modified by Section 856(h)(1)(B) of the Internal Revenue Code, or

     . such person would be deemed to beneficially own such shares pursuant to Rule 13d-3 under the Exchange Act of 1934, as amended.

     Our certificate of incorporation allows two exceptions to the 6.6% ownership limit:

     15%  Related party ownership limit:

     Each of Messrs. Zuckerman and E. Linde, together with their respective heirs, legatees, devisees and any other person whose beneficial ownership of our common stock would be attributed under the Internal Revenue Code to them, are subject to an ownership limit of 15% for each of them together with such persons related to them.

     15%  Look-through entity ownership limit:

     Pension plans described in Section 401(a) of the Internal Revenue Code and mutual funds registered under the Investment Company Act of 1940 are subject to an ownership limit of 15%. Pension plans and mutual funds are among the entities that are not treated as stockholders under the "five or fewer requirement." Rather, the beneficial owners of such entities will be counted as stockholders for this purpose.

     The foregoing restrictions will not apply if our board of directors determines that it is no longer in our best interests to attempt to qualify, or to continue to qualify, as a real estate investment trust. In addition, the foregoing restrictions do not apply with respect to an offeror in the event of an all cash tender offer by it which has been accepted by at least two-thirds of our outstanding stock.

Shares in excess of ownership limits

     Transfers of our stock or any security convertible into our stock or other events that would create a direct or indirect ownership of our stock that would:

     .    violate the 6.6% ownership limit;

     .    violate the 15% ownership limit for related parties;

     .    violate the 15% ownership limit for look-through entities; or

     . result in our disqualification as a real estate investment trust, including any transfer that results in:

          .    our stock being owned by fewer than 100 persons,

          .    Boston Properties being "closely held" with the meaning of
               Section 856(h) of the Internal Revenue Code, or

          . Boston Properties constructively owning 10% or more of one of our tenants shall be null and void and of no effect with respect to the shares in excess of the applicable limit. Any such shares in excess of an applicable limitation will be converted automatically into an equal number of shares of our excess stock that will be transferred by operation of law to a trust for the benefit of a qualified charitable organization selected by us, but not affiliated with us. As soon as practicable after the transfer of shares to the trust, the trustee of the trust will be required to sell such excess shares to a person or entity who could own such shares without violating the applicable limit and distribute to the original transferee-stockholder an amount equal to the lesser of:

     .    the proceeds of such sale, or

     . the price paid for our stock in excess of the applicable limit by the original transferee-owner or, in the event that the original violative transfer was a gift or an event other than a transfer, the fair market value of the excess shares on the date they are sold by the trust.

     All dividends and other distributions received with respect to the excess shares prior to their sale by the trust and any proceeds from the sale by the trust in excess of the amount distributable to the original transferee-owner will be distributed to the beneficiary of the trust.

Right to purchase excess shares

     In addition to the foregoing transfer restrictions, we have the right, for a period of 90 days during the time any excess shares are held by the trust, to purchase all or any portion of the excess shares for the lesser of the price paid for the shares in excess of the applicable limit by the original transferee-stockholder or the market price of our stock on the date we exercise our option to purchase, which amount will be paid to the original transferee-stockholder. The market price will be determined in the manner set forth in our certificate of incorporation. The 90-day period begins on the date of the violative transfer if the original transferee-stockholder gives notice to us of the transfer or, if no such notice is given, the date on which our board of directors determines that a violative transfer has been made.

Disclosure of stock ownership by our stockholders

     Each of our stockholders will upon demand be required to disclose to us in writing any information with respect to the direct, indirect and constructive ownership of shares of our stock as our board of directors deems necessary to comply with the provisions of the Internal Revenue Code applicable to real estate investment trusts, to comply with the requirements of any taxing authority or governmental agency or to determine any such compliance.

     These ownership limitations may have the effect of precluding the acquisition of control of Boston Properties unless our board of directors determines that our maintenance of real estate investment trust status is no longer in our best interests.

                    IMPORTANT PROVISIONS OF DELAWARE LAW AND
                   OUR CERTIFICATE OF INCORPORATION AND BYLAWS

     The following is a summary of important provisions of Delaware law and our certificate of incorporation and bylaws which affect us and our stockholders. The description below is intended as only a summary. You can access complete information by referring to Delaware General Corporation Law and our certificate of incorporation and bylaws.

Business combinations with interested stockholders under Delaware law

     Section 203 of the Delaware General Corporation Law prevents a publicly held corporation from engaging in a "business combination" with an "interested stockholder" for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

     . before the date on which the person became an interested stockholder, the board of directors of the corporation approved either the business combination or the transaction in which the person became an interested stockholder;

     . the interested stockholder owned at least 85% of the outstanding voting stock of the corporation at the beginning of the transaction in which it became an interested stockholder, excluding stock held by directors who are also officers of the corporation and by employee stock plans that do not provide participants with the rights to determine confidentially whether shares held subject to the plan will be tendered in a tender or exchange offer; or

     . after the date on which the interested stockholder became an interested stockholder, the business combination is approved by the board of directors and the holders of two-thirds of the outstanding voting stock of the corporation voting at a meeting, excluding the voting stock owned by the interested stockholder.

     As defined in Section 203, an "interested stockholder" is generally a person owning 15% or more of the outstanding voting stock of the corporation. As defined in Section 203, a "business combination" includes mergers, consolidations, stock and assets sales and other transactions with the interested stockholder.

     The provisions of Section 203 may have the effect of delaying, deferring or preventing a change of control of Boston Properties.

Amendment of our certificate of incorporation and bylaws

     Amendments to our certificate of incorporation must be approved by our board of directors and generally by the vote of a majority of the votes entitled to be cast at a meeting of our stockholders. However, a 75% stockholder vote is required for amendments dealing with fundamental governance provisions of our certificate of incorporation, such as:

     .    stockholder action

     .    the powers, election of, removal of and classification of directors

     .    limitation of liability

     .    amendment of our certificate of incorporation

     Unless otherwise required by law, our board of directors may amend our bylaws by a majority vote of our directors then in office. Our bylaws may also be amended by a majority stockholder vote if our board of directors recommends the approval of the amendment, and otherwise by a 75% stockholder vote.

Meetings of stockholders

     Under our bylaws, we will hold annual meetings of our stockholders at such date and time as determined by our board of directors, Chairman or President. Our bylaws require advance notice for our stockholders to make nominations of candidates for our board of directors or bring other business before an annual meeting of our stockholders. Only our board of directors can call special meetings of our stockholders and any special meeting is restricted to considering and acting upon matters set forth in the notice of that special meeting.

Board of directors

     Our board of directors is divided into three classes. As the term of each class expires, directors in that class will be elected for a term of three years and until their successors are duly elected and qualified.

     Our certificate of incorporation provides that a 75% vote of our board of directors is required to approve fundamental changes or actions, including:

     . a change of control of Boston Properties or of Boston Properties Limited Partnership;

     . any amendment to the limited partnership agreement of Boston Properties Limited Partnership;

     . any waiver of the limitations on ownership contained in our certificate of incorporation;

     .    certain issuances of equity securities by Boston Properties; and

     .    termination of our status as a REIT.

Shareholder rights plan and ownership limitations

     We have adopted a shareholder rights agreement. In addition, our certificate of incorporation contains provisions that limit the ownership by any person of shares of any class or series of our capital stock. See "Shareholder rights plan" beginning on page 22 and "Limits on Ownership of Our Stock" beginning on page 24.

Limitation of directors' and officers' liability

     Our certificate of incorporation generally limits the liability of our directors to Boston Properties to the fullest extent permitted by Delaware law, as it now exists or may in the future be amended. The Delaware General Corporation Law permits a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the Delaware General Corporation Law shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. Delaware law permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of a corporation, provided that each such person acted in good faith and in a manner that he or she reasonably believed was in or not opposed to the corporation's best interests and, in the case of a criminal proceeding, provided such person had no reasonable cause to believe his or her conduct was unlawful. Delaware law does not allow indemnification of directors in the case of an action by or in the right of a corporation unless the directors successfully defend the action or indemnification is ordered by the court.

     Our bylaws provide that our directors and officers will be, and, in the discretion of our board of directors, non-officer employees may be, indemnified by Boston Properties to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of Boston Properties. Our bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders, or otherwise.

     Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. This provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

     Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers or persons controlling Boston Properties pursuant to the foregoing provisions, we have been informed that in the opinion of the staff of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is therefore unenforceable.

Indemnification agreements

     We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other things, that we indemnify our directors and executive officers to the fullest extent permitted by law and advance to our directors and executive officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by our directors and executive officers seeking to enforce their rights under the indemnification agreements and cover our directors and executive officers under our directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by our certificate of incorporation and our bylaws, it provides greater assurance to our directors and executive officers that indemnification will be available, because, as a contract, it cannot be modified unilaterally in the future by our board of directors or by our stockholders to eliminate the rights it provides.

                           DESCRIPTION OF COMMON UNITS

     Boston Properties Limited Partnership issued 650,876 Series Z preferred units of limited partnership interest in Boston Properties Limited Partnership to you in connection with our acquisition on December 11, 2000 of a property in San Jose, California known as Plaza at Almaden. Under the terms of the limited partnership agreement of Boston Properties Limited Partnership, these preferred units may be converted into common units of Boston Properties Limited Partnership, which common units are not redeemable until after February 11, 2002.

     The following is a summary of the material terms and provisions of the common units issuable to you upon conversion of your Series Z preferred units. It may not contain all the information that is important to you. You can access complete information by referring to our certificate of incorporation, our bylaws, our limited partnership agreement and Delaware law. Our certificate of incorporation, bylaws and limited partnership agreement are incorporated by reference into the registration statement of which this prospectus is a part.

General

     Boston Properties Limited Partnership, our operating partnership, may issue common units of limited partnership interest and preferred units of limited partnership interest.

     Under our limited partnership agreement, each holder of common units may require Boston Properties Limited Partnership to redeem all or a portion of their common units, subject to a holding period of approximately one year after issuance that applies to most common units. The common units issuable to you upon conversion of Series Z preferred units are not subject to the one year holding period that applies to most common units. Rather, the Series Z preferred units were issued subject to a holding period that expires on February 11, 2002. After presentation of your common units for redemption, you will receive for each common unit presented, cash in an amount equal to the market value of a share of common stock, except that instead of redeeming your common units for cash we may, in our sole discretion, elect to issue common stock in exchange for your common units on a one-for-one basis. If we exercise our right to issue common stock in exchange for your common units, the exchange of common units for common shares will be treated as a sale by you of your common units for federal income tax purposes. Following an exchange of common units for common shares, you will have rights as a shareholder of Boston Properties, Inc., including the right to receive dividends, from the time you acquire the common shares. However, if you present your common units for redemption on or prior to March 31, 2002 and we elect to issue common stock in exchange for your common units, in accordance with the terms of the Series Z preferred units, the dividend payable on your common shares for the quarter ending March 31, 2002 will be reduced to reflect the lower distribution entitlement of the Series Z preferred units you held during that quarter prior to their conversion to common units and your common shares will bear a legend reflecting this reduced dividend. If you present your common units for redemption any time after March 31, 2002 and we elect to issue common stock to you in exchange for your common units, you will have the right to receive dividends in the same proportions as any and all common stockholders and your common shares will not bear a legend regarding dividends.

     If you present common units for redemption and we redeem your common units for cash, your right to receive distributions on the common units redeemed will cease.

Tax consequences of redemption of common units

     The following is a general summary of the material federal income tax considerations and consequences that may be relevant to you if you exercise your right to redeem your common units. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. Moreover, this summary does not deal with all tax aspects or consequences that might be relevant to you in light of your personal circumstances; nor does it deal with particular types of stockholders that are subject to special treatment under the Internal Revenue Code, including insurance companies, financial institutions and broker-dealers. The discussion below assumes that you hold your common units as "capital assets" within the meaning of Section 1221 of the Internal Revenue Code. No assurance can be given that legislative, judicial, or administrative changes will not affect the consequences of exercising your right to redeem your common units.

We urge you, as a prospective investor, to consult your own tax advisor with respect to the specific federal, state, local, foreign and other tax consequences to you of the holding and redemption of common units.

     Tax treatment of redemption or exchange of common units. The redemption of all of your common units by Boston Properties Limited Partnership will be treated as a redemption in complete liquidation of your interest in Boston Properties Limited Partnership, assuming that you no longer own any preferred units, and will be taxed in the same manner as a taxable sale of your common units. If you present less than all of your common units for redemption and Boston Properties Limited Partnership redeems the presented common units for cash, you will not be permitted to recognize any loss occurring on the transaction and will recognize taxable gain only to the extent that the cash, plus the amount of any Boston Properties Limited Partnership liabilities allocable to the redeemed common units, exceeds your adjusted basis in all of your common units immediately before the redemption.

     The exchange of your common units for common shares will be treated as a sale of your common units to Boston Properties, Inc. at the time of exchange. This disposition will be fully taxable to you.

     Tax treatment of disposition of common units by a limited partner generally. If you present your common units for redemption and the transaction is treated as a sale of common units for tax purposes, you will generally recognize gain or loss equal to the difference between the amount realized and the tax basis of the common units redeemed or exchanged. The amount realized is the sum of the cash and fair market value of other property received, in this case cash or common shares, plus the amount of any liabilities of Boston Properties Limited Partnership allocable to the common units redeemed or exchanged. It is possible that the gain you recognize, and perhaps even the tax liability resulting from that gain, could exceed the amount of cash or the value of the common shares you receive in the transaction. Therefore, you should carefully consider the tax consequences of presenting your common units for redemption and should consult with professional advisors (e.g., an accountant, a lawyer) before doing so.

     In general, any gain you recognize from a sale, redemption or other disposition of common units will be treated as gain attributable to the sale or disposition of a capital asset. To the extent, however, that the amount realized upon the sale or disposition of a common unit attributable to your share of "unrealized receivables" of Boston Properties Limited Partnership, as defined in
Section 751 of the Internal Revenue Code, exceeds the basis attributed to those assets, the excess will be treated as ordinary income. Unrealized receivables include, to the extent not previously included in Boston Properties Limited Partnership's income, any rights to payment for services rendered or to be rendered. Unrealized receivables also include amounts that would be subject to recapture as ordinary income if Boston Properties Limited Partnership had sold its assets at their fair market value at the time of sale or disposition of the common unit.

     Basis of common units. In general, if you contributed property or money to Boston Properties Limited Partnership in exchange for Series Z preferred units, your initial tax basis in these preferred units was equal to your basis in the property you contributed. Your initial basis in any common units issued on conversion of Series Z preferred units will equal the basis of your Series Z preferred units immediately prior to the conversion.

     Your initial basis in your common units generally is increased by:

     . your share of Boston Properties Limited Partnership's taxable and tax-exempt income; and

     . increases in your allocable share of liabilities of Boston Properties Limited Partnership.

     Generally, your basis in your common units is decreased (but not below zero) by:

     .    your share of Boston Properties Limited Partnership's distributions;

     . decreases in your allocable share of liabilities of Boston Properties Limited Partnership;

     .    your share of losses of Boston Properties Limited Partnership; and

     . your share of nondeductible expenditures of Boston Properties Limited Partnership that are not chargeable to your capital account.

     Potential application of the disguised sale regulations to a redemption of common units. There is a risk that a redemption of common units received pursuant to a conversion from Series Z preferred units issued in connection with a contribution of property to Boston Properties Limited Partnership may cause the original transfer of property to Boston Properties Limited Partnership to be treated as a "disguised sale" of property.

     Section 707 of the Internal Revenue Code and the corresponding disguised sale regulations generally provide that, unless one of the prescribed exceptions is applicable, a partner's contribution of property to a partnership and a simultaneous or subsequent transfer of money or other consideration from the partnership to the partner will be presumed to be a sale, in whole or in part, of property by the partner to the partnership. Further, the disguised sale regulations provide generally that, in the absence of an applicable exception, if money or other consideration is transferred by a partnership to a partner within two years of the partner's contribution of property, the transactions are presumed to be a sale of the contributed property unless the facts and circumstances clearly establish that the transfers do not constitute a sale. The disguised sale regulations also provide that if two years have passed between the transfer of money or other consideration and the contribution of property, the transactions will be presumed not to be a sale unless the facts and circumstances clearly establish that the transfers constitute a sale.

     Accordingly, as you received Series Z preferred units upon the contribution of property to Boston Properties Limited Partnership, if your preferred units are converted into common units pursuant to the limited partnership agreement of Boston Properties Limited Partnership and your common units are redeemed by Boston Properties Limited Partnership, the Internal Revenue Service could contend that the disguised sale regulations apply because you will receive cash subsequent to a previous contribution of property to Boston Properties Limited Partnership. In that event, the Internal Revenue Service could contend that the related contribution of property to Boston Properties Limited Partnership was taxable under the disguised sale regulations. Any gain recognized thereby may be eligible for installment reporting under Section 453 of the Internal Revenue Code. In addition, the disguised sale regulations might apply to cause a portion of the proceeds you receive to be characterized as original issue discount on a deferred obligation which would be taxable as interest income in accordance with the provisions of Section 1272 of the Internal Revenue Code.

Comparison of ownership of common units and common stock

     Generally, except for differing tax treatment, the nature of any investment in our common stock is substantially equivalent economically to an investment in common units in Boston Properties Limited Partnership. A holder of a share of our common stock receives a dividend from Boston Properties, Inc. equal in amount to the distribution that a holder of a common unit receives from Boston Properties Limited Partnership. Stockholders and unitholders generally share in the risks and rewards of ownership in the enterprise we are conducting. However, there are some differences between ownership of common units and ownership of common stock, some of which may be material to you.

     The information below highlights a number of significant differences between Boston Properties Limited Partnership and Boston Properties, Inc., including the form of organization and rights of equity holders. These comparisons are intended to assist you in understanding how your investment will be changed if your common units are acquired in exchange for common stock. This summary does not constitute a complete discussion of these matters, and you should carefully review the balance of this prospectus and the registration statement of which this prospectus is a part for additional important information about us.

                     Form of organization and assets owned
Boston Properties Limited Partnership            Boston Properties, Inc.

Boston Properties Limited Partnership is         Boston Properties, Inc. is a Delaware
organized as a Delaware limited partnership.     corporation. We elected to be taxed as a
We conduct substantially all of our              REIT under the Internal Revenue Code
operations through Boston Properties Limited     commencing with our taxable year ended
Partnership.                                     December 31, 1997, and intend to maintain
                                                 our qualifications as a REIT. We conduct
                                                 substantially all our business through
                                                 Boston Properties Limited Partnership in
                                                 which we are the sole general partner and
                                                 maintain a controlling economic interest.
                                                 Our interest in Boston Properties Limited
                                                 Partnership will increase as common units
                                                 are redeemed for cash or acquired by us and
                                                 as we issue additional capital stock and
                                                 contribute the net proceeds to Boston
                                                 Properties Limited Partnership. Our interest
                                                 in Boston Properties Limited Partnership
                                                 will decrease as we issue additional common
                                                 units and preferred units in exchange for
                                                 property contributed to Boston Properties
                                                 Limited Partnership.



                              Length of investment
Boston Properties Limited Partnership            Boston Properties, Inc.

Boston Properties Limited Partnership has a      Boston Properties, Inc. has a perpetual
stated termination date of December 31,          term.
2095, although it may be terminated earlier
under limited circumstances.

                      Purchases and permitted investments

Boston Properties Limited Partnership            Boston Properties, Inc.
The purpose of Boston Properties Limited         Our certificate of incorporation permits us
Partnership includes the conduct of any          to engage in any lawful activity permitted
business that may be lawfully conducted by a     under Delaware law. However, under the
limited partnership formed under Delaware        limited partnership agreement of Boston
law except that the limited partnership          Properties Limited Partnership, we, as its
agreement of Boston Properties Limited           general partner, may not conduct any
Partnership requires that Boston Properties      business other than the business of Boston
Limited Partnership conduct its business in      Properties Limited Partnership and related
a manner that will permit Boston Properties,     activities.
Inc. to continue as a REIT for federal
income tax purposes. Subject to the
foregoing limitation, Boston Properties
Limited Partnership may invest or enter into
partnerships, joint ventures or similar
arrangements and may own interests in any
other entity.

                                Additional equity

Boston Properties Limited Partnership            Boston Properties, Inc.
Boston Properties Limited Partnership is         Our board of directors may cause Boston
authorized to issue common units, preferred      Properties, Inc. to issue additional equity
units and other partnership interests to its     securities consisting of common stock or
partners or to other persons for                 preferred stock; provided, that the total
consideration and on terms and conditions as     number of shares issued does not exceed the
Boston Properties, Inc., as general partner,     authorized number of shares of capital stock
in our sole discretion, may deem                 set forth in our certificate of
appropriate. In addition, we may cause           incorporation. As long as Boston Properties
Boston Properties Limited Partnership to         Limited Partnership is in existence, the net
issue to us additional common units,             proceeds of all equity capital raised by us
preferred units or other partnership             will be contributed to Boston Properties
interests in different series or classes         Limited Partnership in exchange for common
which may be senior to the common units,         units, preferred units or other interests in
provided the issuance to us is in                Boston Properties Limited Partnership.
conjunction with an issuance of securities
of Boston Properties, Inc. having
substantially similar rights and in which
the proceeds of the offering are contributed
to Boston Properties Limited Partnership. No
limited partner has any preemptive or
similar rights with respect to additional
capital contributions to Boston Properties
Limited Partnership or the issuance or sale
of any interests therein.


                               Borrowing policies

Boston Properties Limited Partnership            Boston Properties, Inc.
Boston Properties Limited Partnership has no     We do not have a policy limiting the amount
restrictions on borrowings and Boston            of debt that we may incur and we are not
Properties, Inc. as general partner, has         restricted under our certificate of
full power and authority to cause Boston         incorporation or bylaws from increasing our
Properties Limited Partnership to borrow         borrowings.
money.

                                       33

                          Other investment restrictions

Boston Properties Limited Partnership            Boston Properties, Inc.
Other than restrictions precluding               Neither our certificate of incorporation nor
investments by Boston Properties Limited         our bylaws impose any restrictions upon the
Partnership that would adversely affect the      types of investments we can make except
qualification of Boston Properties, Inc. as      that, under the certificate of
a REIT, there are no restrictions upon           incorporation, our board of directors is
Boston Properties Limited Partnership's          prohibited from taking any action that would
authority to enter into transactions,            terminate our REIT status, unless 75% of our
including, among others, making investments,     directors vote to terminate our REIT status.
lending its funds, or reinvesting its cash
flow and net sale or refinancing proceeds.       However, under our limited partnership
                                                 agreement we, as general partner, may not
                                                 conduct any business other than the business
                                                 of Boston Properties Limited Partnership and
                                                 related activities.


                               Management control

Boston Properties Limited Partnership            Boston Properties, Inc.
All management powers over the business and      Our board of directors has exclusive control
affairs of Boston Properties Limited             over our business and affairs subject only
Partnership are vested in Boston Properties,     to those restrictions set forth in our
Inc., as general partner, and no limited         certificate of incorporation and our bylaws
partner of Boston Properties Limited             or provided by Delaware law. Our board of
Partnership has any right to participate in      directors is divided into three classes. At
or exercise control or management power over     each annual meeting of our shareholders, the
the ordinary business and affairs of Boston      successors of the class of directors whose
Properties Limited Partnership. Boston           terms expire at that meeting will be
Properties, Inc. may not be removed as           elected. The policies adopted by our board
general partner by the limited partners with     of directors may be altered or eliminated
or without cause.                                without the advice of our stockholders.
                                                 Accordingly, except for their vote in the
                                                 elections of directors, our stockholders
                                                 have no control over our ordinary business
                                                 policies.


                    Management liability and indemnification

Boston Properties Limited Partnership            Boston Properties, Inc.
Our limited partnership agreement generally      Our certificate of incorporation generally
provides that Boston Properties, Inc., as        eliminates the personal liability of our
general partner, will incur no liability to      directors to Boston Properties, Inc. or our
Boston Properties Limited Partnership or any     stockholders for monetary damages for
limited partner for losses sustained or          breaches of a director's duty of care or
liabilities incurred as a result of errors       other duties as a director. The effect of
in judgment or of any act or omission if         this provision in our certificate of
Boston Properties, Inc. acted in good faith.     incorporation is to eliminate our rights and
In addition, Boston Properties, Inc., as         the rights of our stockholders (through
general partner, is not responsible for any      stockholders' derivative suits on our
misconduct or negligence on the part of our      behalf) to recover monetary damages against
agents provided we appointed our agents in       one of our directors for breach of the
good faith. Boston Properties, Inc., as          fiduciary duty of care as a director,
general partner, may consult with legal          including breaches resulting from negligent
counsel, accountants, appraisers, management     or grossly negligent behavior, except in
consultants, investment bankers and other        limited situations. This provision does not
consultants and advisors. Any action Boston      limit or eliminate the rights of any
Properties, Inc. takes or omits to take in       stockholder to seek non-monetary relief
reliance upon the opinion of these               including an injunction or rescission in the
professionals and experts, as to matters         event that one of our directors breaches the
that Boston Properties, Inc., as general         duty of care. These provisions also do not
partner, reasonably believes to be within        alter the liability of our directors under
their professional or expert competence,         federal securities laws.
shall be conclusively presumed to have been
done or omitted in good faith and in
accordance with their opinion. Our limited
partnership agreement also provides for the
indemnification of Boston Properties, Inc.,
as general partner, of our directors and
officers, and of other persons as Boston
Properties, Inc., as general partner, may
from time to time designate, against any and
all losses, claims, damages, liabilities,
expenses, judgments, fines, settlements and
other amounts arising from any and all
claims, demands, actions, suits or
proceedings involving these indemnified
persons that relate to the operations of
Boston Properties Limited Partnership.

                            Anti-takeover provisions

Boston Properties Limited Partnership            Boston Properties, Inc.
Except in limited circumstances, Boston          Our certificate of incorporation, our
Properties, Inc., as general partner, has        bylaws, and Delaware law contain a number of
exclusive management power over the business     provisions that may have the effect of
and affairs of Boston Properties Limited         delaying or discouraging an unsolicited
Partnership. Boston Properties, Inc. may not     proposal for the acquisition of Boston
be removed as general partner by the limited     Properties, Inc. or the removal of incumbent
partners with or without cause.                  management.


                                  Voting rights

Boston Properties Limited Partnership            Boston Properties, Inc.
Under our limited partnership agreement, the     Our stockholders have the right to vote,
limited partners of Boston Properties            among other things, on:
Limited Partnership do not have voting
rights relating to the operation and             . the election of each class of our
management of Boston Properties Limited            directors;
Partnership, except in connection with
matters, as described more fully below,          . any merger involving the issuance of more
involving amendments to our limited                than 20% of our outstanding common stock;
partnership agreement, dissolution of Boston
Properties Limited Partnership and the sale      . any sale of substantially all of our
or exchange of all or substantially all of         assets;
Boston Properties Limited Partnership's
assets, including mergers or other               . most amendments to our certificate of
combinations.                                      incorporation; and

In all cases where holders of common units       . the dissolution of Boston Properties, Inc.
are entitled to vote, holders of Series Z
preferred units are also entitled to vote        We are managed and controlled by our board
together with the common units as a single       of directors consisting of three classes
class, with each Series Z preferred unit         having staggered terms of office. At each
being treated as one common unit for             annual meeting of our shareholders, the
purposes of any vote.                            successors of the class of directors whose
                                                 terms expire at that meeting will be
In addition, holders of all classes of           elected.
preferred units have the right to a separate
class vote on any matter that would              Each share of our common stock has one vote,
materially and adversely effect any right,       and our certificate of incorporation permits
preference, privilege or voting power of the     our board of directors to designate and
preferred units or their holders.                issue preferred stock in one or more series
                                                 having voting powers which may differ from
                                                 that of our common stock.



      Amendment of our limited partnership agreement or our certificate of incorporation

Boston Properties Limited Partnership            Boston Properties, Inc.
Amendments to our limited partnership            Amendments to our certificate of
agreement may be proposed by Boston              incorporation must be approved by our board
Properties, Inc., as general partner, or by      of directors and generally by the vote of a
limited partners holding 20% or more of the      majority of the votes entitled to be cast at
partnership interests. Generally, amendments     a meeting of our stockholders. However, some
require our approval, as general partner,        provisions of our certificate of
and the consent of a majority of the holders     incorporation may not be amended, altered,
of common units. Amendments that would,          changed or repealed without the affirmative
among other things, convert a limited            vote of the holders of at least 66 2/3% or
partner's interest into a general partner's      75% of the voting power of all of the shares
interest, modify the limited liability of        of our capital stock then entitled to vote,
any limited partner, alter the interest of       voting together as a single class.
any limited partner in profits, losses or
distributions, alter or modify the
redemption right described herein, or cause
the termination of Boston Properties Limited
Partnership at a time inconsistent with the
terms of our limited partnership agreement,
must be approved by us, as general partner,
and each limited partner that would be
adversely affected by the amendment.

       Vote required to dissolve Boston Properties Limited Partnership or
                            Boston Properties, Inc.

Boston Properties Limited Partnership            Boston Properties, Inc.
Under our limited partnership agreement and      Under Delaware law, our board of directors
Delaware law, Boston Properties Limited          must obtain approval of holders of a
Partnership may be dissolved only upon an        majority of all outstanding shares of our
election to dissolve by Boston Properties,       capital stock in order to dissolve Boston
Inc. as general partner, and the affirmative     Properties, Inc.
consent of limited partners (including us)
holding 85% of the common units.


                      Vote required to sell assets or merge

Boston Properties Limited Partnership            Boston Properties, Inc.
Boston Properties, Inc. has agreed in our        Under our certificate of incorporation, the
limited partnership agreement not to engage      sale of all or substantially all of our
in business combinations unless the limited      assets or any merger or consolidation of
partners of Boston Properties Limited            Boston Properties, Inc. requires approval of
Partnership other than Boston Properties,        75% of our directors and holders of a
Inc. who hold the remaining common units         majority of our outstanding common stock. No
receive, or have the opportunity to receive,     approval of our stockholders is required for
the same consideration for their partnership     the sale of less than substantially all our
interests as holders of our common stock in      assets.
the transaction. If these limited partners
do not receive the same consideration, we
cannot engage in the transaction unless 75%
of these holders of common units vote to
approve the transaction. In addition, we
have agreed in the limited partnership
agreement of Boston Properties Limited
Partnership that we will not consummate
business combinations in which we received
the approval of our stockholders unless
these holders of common units are also
allowed to vote and the transaction would
have been approved had these holders of
common units been able to vote as
stockholders on the transaction. Therefore,
if our stockholders approve a business
combination that requires a vote of
stockholders, the limited partnership
agreement of Boston Properties Limited
Partnership requires the following before we
can consummate the transaction:


.. holders of common units (including Boston
  Properties, Inc.) vote on the matter;

.. Boston Properties, Inc. must vote its common units in the same proportion as our stockholders voted on the transaction; and

.. the result of this vote of holders of common units must be such that had the vote been a vote of stockholders, the business combination would have been approved.


                      Compensation, fees and distributions

Boston Properties Limited Partnership            Boston Properties, Inc.
Boston Properties, Inc. does not receive any     Our directors and officers receive
compensation for its services as general         compensation for their services.
partner of Boston Properties Limited
Partnership. As a partner in Boston
Properties Limited Partnership, however,
Boston Properties, Inc. has a right to
allocations and distributions from Boston
Properties Limited Partnership in respect of
the common units and preferred units it
holds. In addition, Boston Properties
Limited Partnership will reimburse us, as
general partner, for all expenses incurred
relating to the ongoing operation of Boston
Properties, Inc.


                             Liability of investors

Boston Properties Limited Partnership            Boston Properties, Inc.
Under our limited partnership agreement and      Under Delaware law, our stockholders
Delaware law, the liability of the limited       generally are not personally liable for the
partners for debts and obligations of            debts or obligations of Boston Properties,
Boston Properties Limited Partnership is         Inc.
generally limited to the amount of their
investment in Boston Properties Limited
Partnership.


                              Nature of investment

Boston Properties Limited Partnership            Boston, Properties, Inc.
Common units constitute equity interests         Our common stock constitutes equity
entitling each holder to a pro rata share of     interests in Boston Properties, Inc. We are
cash distributions made to holders of common     entitled to receive our pro rata share of
units, which may be made in the sole             distributions made by Boston Properties
discretion of Boston, Properties, Inc.           Limited Partnership with respect to our
                                                 interest in Boston Properties Limited
                                                 Partnership, and each holder of our common
                                                 stock will be entitled to a pro rata share
                                                 of any dividends paid with respect to common
                                                 stock. The dividends payable to the
                                                 stockholders are not fixed in amount and are
                                                 only paid if, when and as declared by our
                                                 board of directors. In order to qualify as a
                                                 REIT, we must distribute at least 90% of our
                                                 taxable income (excluding capital gains),
                                                 and any taxable income (including capital
                                                 gains) not distributed will be subject to
                                                 corporate income tax.


                          Potential dilution of rights

Boston Properties Limited Partnership            Boston Properties, Inc.
Boston Properties, Inc., as general partner,     Our board of directors may in its discretion
is authorized, in our sole discretion and        cause the issuance of additional common
without limited partner approval, to cause       stock or other equity securities with the
Boston Properties Limited Partnership to         powers, preferences and rights as our board
issue additional common units, preferred         of directors may designate at the time. The
units and other equity securities of Boston      issuance of additional shares of our common
Properties Limited Partnership for any           stock or other equity securities may result
partnership purpose at any time to the           in the dilution of interests of our
limited partners or to other persons on          stockholders.
terms established by us, as general partner.


                                    Liquidity

Boston Properties Limited Partnership            Boston Properties, Inc.
Generally common units may be transferred        Our common stock is of a class that has been
without the consent of Boston Properties,        registered under the Securities Exchange Act
Inc. as general partner. However, as general     of 1934 and that is listed for trading on
partner, we, in our sole discretion, may or      the New York Stock Exchange.
may not consent to the admission as a
limited partner of any transferee of common
units. If we, as general partner, do not
consent to the admission of a transferee,
the transferee will be an assignee of an
economic interest in Boston Properties
Limited Partnership but will not be a holder
of common units for any other purpose;
accordingly, the assignee will not be
permitted to vote on any affairs or issues
on which a limited partner may vote.

There is no market for common units, and common units are not registered under the Securities Exchange Act of 1934 nor are they listed for trading on any securities exchange.

Our common shares that you may receive in exchange for your common units have been registered under the Securities Act.

     FEDERAL INCOME TAX CONSIDERATIONS AND CONSEQUENCES OF YOUR INVESTMENT

     The following is a general summary of the material federal income tax considerations and consequences associated with an investment in our common stock. The following discussion is not exhaustive of all possible tax considerations and is not tax advice. Moreover, this summary does not deal with all tax aspects or consequences that might be relevant to you in light of your personal circumstances; nor does it deal with particular types of stockholders that are subject to special treatment under the Internal Revenue Code, such as insurance companies, financial institutions and broker-dealers. The Internal Revenue Code provisions governing the federal income tax treatment of real estate investment trusts are highly technical and complex, and this summary is qualified in its entirety by the applicable Internal Revenue Code provisions, rules and regulations promulgated thereunder, and administrative and judicial interpretations thereof. The following discussion is based on current law and on representations from us concerning our compliance with the requirements for qualification as a real estate investment trust.

     We urge you, as a prospective investor, to consult your own tax advisor with respect to the specific federal, state, local, foreign and other tax consequences to you of the purchase, holding and sale of our common stock.

Federal income taxation

     In the opinion of our tax counsel, Goodwin Procter LLP, commencing with our first taxable year ended December 31, 1997, we have been organized in conformity with the requirements for qualification as a real estate investment trust under the Internal Revenue Code, and our method of operation will enable us to continue to meet the requirements for qualification and taxation as a real estate investment trust under the Internal Revenue Code, provided that we have operated and continue to operate in accordance with various assumptions and factual representations made by us concerning our business, properties and operations. We may not, however, have met or continue to meet such requirements. Qualification as a real estate investment trust depends upon us having met and continuing to meet the various requirements imposed under the Internal Revenue Code through actual operating results. Goodwin Procter LLP has relied on our representations regarding our operations and has not and will not review these operating results. No assurance can be given that actual operating results have met or will meet these requirements.

     If we have qualified and continue to qualify for taxation as a real estate investment trust, we generally will not be subject to federal corporate income taxes on that portion of our ordinary income or capital gain that is currently distributed to stockholders. The real estate investment trust provisions of the Internal Revenue Code generally allow a real estate investment trust to deduct dividends paid to its stockholders. This deduction for dividends paid to stockholders substantially eliminates the federal double taxation on earnings that usually results from investments in a corporation. "Double taxation" refers to taxation of income once at the corporate level when earned and once again at the stockholder level when distributed. Additionally, a real estate investment trust may elect to retain and pay taxes on a designated amount of its net long-term capital gains, in which case the stockholders of the real estate investment trust will include their proportionate share of the undistributed long-term capital gains in income and receive a credit or refund for their share of the tax paid by the real estate investment trust.

Failure to qualify

     If we fail to qualify for taxation as a real estate investment trust in any taxable year and the relief provisions do not apply, we will be subject to tax on our taxable income at regular corporate rates, including any applicable alternative minimum tax. Distributions to stockholders in any year in which we fail to qualify will not be deductible by us nor will they be required to be made. In such event, to the extent of current or accumulated earnings and profits, all distributions to stockholders will be dividends, taxable as ordinary income, and subject to limitations of the Internal Revenue Code, corporate distributees may be eligible for the dividends-received deduction. Unless we are entitled to relief under specific statutory provisions, we also will be disqualified from taxation as a real estate investment trust for the four taxable years following the year during which qualification was lost. It is not possible to state whether in all circumstances we would be entitled to such statutory relief. For example, we must derive a minimum percent of our gross income from specified sources in order to qualify as a real estate investment trust. If we fail to satisfy these gross income tests because nonqualifying income that we intentionally incur exceeds the limit on such income, the Internal Revenue Service could conclude that our failure to satisfy the tests was not due to reasonable cause, which is a condition to qualification for relief from the four-year disqualification rule.

Taxation of United States stockholders and potential tax consequences of their investment in our common stock

     When we refer to a United States stockholder, we mean a holder of common stock that is for federal income tax purposes:

     .    an individual who is a citizen or resident of the United States;

     . a corporation created or organized in or under the laws of the United States, any state thereof or the District of Columbia; or

     . a partnership, trust or estate treated as a domestic partnership, trust or estate.

     For any taxable year for which we qualify for taxation as a real estate investment trust, amounts distributed to taxable United States stockholders will be taxed as follows.

Distributions generally. Distributions other than capital gain dividends to United States stockholders will be taxable as dividends to the extent of our current or accumulated earnings and profits as determined for federal income tax purposes. For purposes of determining whether distributions are out of current or accumulated earnings and profits, our earnings and profits will be allocated first to any of our outstanding preferred shares and then to our common stock. Such dividends will be taxable to the stockholders as ordinary income and will not be eligible for the dividends-received deduction for corporations. To the extent that we make a distribution to a United States stockholder in excess of current or accumulated earnings and profits, the distribution will be treated first as a tax-free return of capital with respect to the shares, reducing the United States stockholder's tax basis in the shares, and the distribution in excess of a United States stockholder's tax basis in the shares will be taxable as gain realized from the sale of the shares. Dividends declared by us in October, November or December of any year payable to a stockholder of record on a specified date in any such month shall be treated as both paid by us and received by the stockholder on December 31 of the year, provided that the dividend is actually paid by us during January of the following calendar year. United States stockholders may not include on their own federal income tax returns any of our tax losses.

Capital gain dividends. Dividends to United States stockholders that are properly designated by us as capital gain dividends will be treated as long-term capital gains, to the extent they do not exceed our actual net capital gains, for the taxable year without regard to the period for which the stockholder has held its common stock. However, corporate stockholders may be required to treat up to 20% of particular capital gain dividends as ordinary income. Capital gain dividends are not eligible for the dividends-received deduction for corporations.

Retained capital gains. A real estate investment trust may elect to retain, rather than distribute, its net long-term capital gains received during the year. To the extent designated by the real estate investment trust in a notice to its stockholders, the real estate investment trust will pay the income tax on such gains and the real estate investment trust stockholders must include their proportionate share of the undistributed long-term capital gains so designated in income. Each real estate investment trust stockholder will be deemed to have paid its share of the tax paid by the real estate investment trust, which will be credited or refunded to the stockholder. The basis of each stockholder's real estate investment trust shares will be increased by its proportionate amount of the undistributed long-term capital gains, net of the tax paid by the real estate investment trust, included in such stockholder's long-term capital gains.

Passive activity loss and investment interest limitations. Distributions, including deemed distributions of undistributed long-term capital gains, from us and gain from the disposition of common stock will not be treated as passive activity income, and therefore stockholders may not be able to apply any passive losses against such income. Dividends from us, to the extent they do not constitute a return of capital, will generally be treated as investment income for purposes of the investment income limitation on the deductibility of investment interest. However, net capital gain from the disposition of common stock or capital gain dividends, including deemed distributions of undistributed long-term capital gains, generally will be excluded from investment income.

Sale of the common stock. Upon the sale or exchange of common stock, the United States stockholder will generally recognize gain or loss equal to the difference between the amount realized on such sale and the tax basis of the common stock sold or exchanged. Assuming such shares are held as a capital asset, such gain or loss will be a long-term capital gain or loss if the shares have been held for more than one year. However, any loss recognized by a United States stockholder on the sale of common stock held for not more than six months and with respect to which capital gains were required to be included in such stockholder's income will be treated as a long-term capital loss to the extent of the amount of such capital gains so included.

     In general, the maximum tax rate imposed on the long-term capital gains of non-corporate taxpayers is 20%, although a 25% maximum tax rate is imposed on the portion of such gains attributable to the prior depreciation claimed in respect of depreciable real property held for more than one year to the extent such gain is not otherwise characterized as ordinary income under the "recapture" provisions of Section 1250 of the code. The Secretary of the Treasury has the authority to prescribe regulations on how the capital gains rates will apply to sales and exchanges by partnerships and REITs and of interests in partnerships and REITs. Pursuant to this authority, the Secretary of the Treasury issued regulations relating to the taxation of capital gains in the case of sales and exchanges of interests in partnerships. As of this time, the Secretary of the Treasury has not issued regulations relating to the taxation of capital gains in the case of sales or exchanges of interests in REITS. Accordingly, you are urged to consult with your tax advisors with respect to your capital gain tax liability resulting from any sale or taxable exchange by you of our common stock.

Treatment of tax-exempt stockholders. Distributions, including deemed distributions of undistributed long-term capital gains, from us to a tax-exempt employee pension trust or other domestic tax-exempt stockholder generally will not constitute unrelated business taxable income unless the stockholder has borrowed to acquire or carry its common stock. However, certain qualified trusts that hold more than 10% by value of the shares of a particular real estate investment trust may be required to treat a specified percentage of these distributions, including deemed distributions of undistributed long-term capital gains, as unrelated business taxable income.

Backup withholding

     Under the backup withholding rules, a United States stockholder may be subject to backup withholding at the rate of 30% (decreasing periodically to 28% in 2006) with respect to dividends paid on, and gross proceeds from the sale of, the common stock unless such stockholder (1) is a corporation or comes within other specific exempt categories and, when required, demonstrates this fact or
(2) provides a correct taxpayer identification number, certifies as to no loss of exemption from backup withholding and otherwise complies with applicable requirements of the backup withholding rules. A United States stockholder who does not provide us with its current taxpayer identification number may be subject to penalties imposed by the Commissioner of the Internal Revenue Service. Any amount paid as backup withholding will be creditable against the stockholder's income tax liability.

     We will report to stockholders and the Internal Revenue Service the amount of any reportable payments, including any dividends paid, and any amount withheld with respect to the common stock during the calendar year.

State and local tax

     Boston Properties and our stockholders may be subject to state and local tax in various states and localities, including those in which we or our stockholders transact business, own property or reside. The tax treatment of us and our stockholders in such jurisdictions may differ from the federal income tax treatment described above. Consequently, as a prospective investor, you should consult your own tax advisors regarding the effect of state and local tax laws on an investment in our common stock.

                                 USE OF PROCEEDS

     We will not receive any cash proceeds from our issuance of common stock covered by this prospectus. However, we will acquire common units of Boston Properties Limited Partnership in exchange for any shares of common stock we issue.

                              PLAN OF DISTRIBUTION

     This prospectus relates to the possible issuance from time to time of up to an aggregate of 650,876 shares of common stock, if and to the extent that holders of common units of Boston Properties Limited Partnership, issuable upon conversion of Series Z preferred units of Boston Properties Limited Partnership, tender these common units for redemption and we elect to acquire the common units in exchange for common stock in accordance with the terms of the limited partnership agreement of Boston Properties Limited Partnership.

     We are registering the common stock pursuant to our obligations under the limited partnership agreement of Boston Properties Limited Partnership and the registration rights and lock-up agreement, but the registration of the common stock does not necessarily mean that any of the common units will be presented for redemption or that we will issue any common stock. We will not receive any cash proceeds from the issuance of common stock to unitholders, however, we will acquire common units in exchange.

     We are paying the fees and expenses associated with registering the common shares.

                                     EXPERTS


     The financial statements of Boston Properties, Inc. incorporated in this prospectus by reference to the Annual Report on Form 10-K for the year ended December 31, 2001 have been so incorporated in reliance upon the report of PricewaterhouseCoopers LLP, independent accountants, given on the authority of said firm as experts in accounting and auditing.

                                  LEGAL MATTERS

     Certain legal matters, including the validity of the common stock offered through this prospectus, will be passed upon for us by Goodwin Procter LLP. Gilbert G. Menna, the sole stockholder of Gilbert G. Menna, P.C., a partner of Goodwin Procter LLP, serves as one of our Assistant Secretaries. Mr. Menna, and other partners of Goodwin Procter LLP, together own approximately 20,000 shares of our common stock. Goodwin Procter LLP occupies approximately 54,043 square feet at our property at 599 Lexington Avenue, New York, New York under a lease that expires in 2008.

                            VALIDITY OF COMMON STOCK

     The validity of the common stock we are offering will be passed upon for us by Goodwin Procter LLP, Boston, Massachusetts.

================================================================================





                                 650,876 Shares
                                 of Common Stock




                             Boston Properties, Inc.













                               -------------------

                                   Prospectus


                             -----------------------










                                  _______, 2002


     You should rely only on the information contained in this prospectus, incorporated herein by reference or contained in a prospectus supplement. We have not authorized anyone else to provide you with different or additional information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus, or incorporated herein by reference, or in any prospectus supplement is accurate as of any date other than the date on the front of those documents.


                              --------------------

                               TABLE OF CONTENTS

                                                                            Page
                                                                            ----
Prospectus Summary ........................................................    2
Risk Factors ..............................................................    4
Where You Can Find More Information .......................................   16
Incorporation of Documents By Reference ...................................   17
Forward-Looking Statements ................................................   18
Our Company ...............................................................   19
Description of Common Stock ...............................................   20
Limits on Ownership of Our Stock ..........................................   24
Important Provisions of Delaware Law
   and Our Certificate of Incorporation
   and Bylaws .............................................................   26
Description of Common Units ...............................................   29
Federal Income Tax Considerations

   and Consequences of Your Investment ....................................   41
Use of Proceeds ...........................................................   45
Plan of Distribution ......................................................   45
Experts ...................................................................   45
Legal Matters .............................................................   46
Validity of Common Stock ..................................................   46

                              --------------------


================================================================================

                 PART II. INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14. Other Expenses of Issuance and Distribution.
         -------------------------------------------


     The expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table (all amounts except the registration fee are estimated):


     Registration fee -- Securities and Exchange Commission       $   2,164.68
     Accountants' fees and expenses ............................      5,000.00
     Blue Sky fees and expenses ................................      1,500.00
     Legal fees and expenses (other than Blue Sky) .............      7,500.00
     Printing expenses .........................................      2,000.00
     Miscellaneous                                                    4,835.32

     TOTAL .....................................................  $  23,000.00
                                                                  ============

     All expenses in connection with the issuance and distribution of the securities being offered shall be borne by Boston Properties, Inc.

Item 15. Indemnification of Directors and Officers.
         -----------------------------------------

     Our certificate of incorporation and bylaws provide certain limitations on the liability of our directors and officers for monetary damages to Boston Properties. Our certificate of incorporation and bylaws obligate Boston Properties to indemnify its directors and officers, and permit Boston Properties to indemnify its employees and other agents, against certain liabilities incurred in connection with their service in such capacities. These provisions could reduce the legal remedies available to Boston Properties and our stockholders against these individuals.

     Our certificate of incorporation limits the liability of our directors and officers to Boston Properties to the fullest extent permitted from time to time by the Delaware General Corporation Law. The Delaware General Corporation Law permits, but does not require, a corporation to indemnify its directors, officers, employees or agents and expressly provides that the indemnification provided for under the Delaware General Corporation Law shall not be deemed exclusive of any indemnification right under any bylaw, vote of stockholders or disinterested directors, or otherwise. The Delaware General Corporation Law permits indemnification against expenses and certain other liabilities arising out of legal actions brought or threatened against such persons for their conduct on behalf of the corporation, provided that each such person acted in good faith and in a manner that he reasonably believed was in or not opposed to the corporation's best interests and in the case of a criminal proceeding, had no reasonable cause to believe his or her conduct was unlawful. The Delaware General Corporation Law does not allow indemnification of directors in the case of an action by or in the right of the corporation (including stockholder derivative suits) unless the directors successfully defend the action or indemnification is ordered by the court.

     Our certificate of incorporation contains a provision permitted by Delaware law that generally eliminates the personal liability of directors for monetary damages for breaches of their fiduciary duty, including breaches involving negligence or gross negligence in business combinations, unless the director has breached his or her duty of loyalty, failed to act in good faith, engaged in intentional misconduct or a knowing violation of law, paid a dividend or approved a stock repurchase in violation of the Delaware General Corporation Law or obtained an improper personal benefit. The provision does not alter a director's liability under the federal securities laws. In addition, this provision does not affect the availability of equitable remedies, such as an injunction or rescission, for breach of fiduciary duty.

     Our bylaws provide that our directors and officers will be, and, in the discretion of our board of directors, non-officer employees may be, indemnified by us to the fullest extent authorized by Delaware law, as it now exists or may in the future be amended, against all expenses and liabilities actually and reasonably incurred in connection with service for or on behalf of Boston Properties. Our bylaws also provide that the right of directors and officers to indemnification shall be a contract right and shall not be exclusive of any other right now possessed or hereafter acquired under any bylaw, agreement, vote of stockholders, or otherwise.

     We have entered into indemnification agreements with each of our directors and executive officers. The indemnification agreements require, among other matters, that we indemnify our directors and officers to the fullest extent permitted by law and advance to the directors and officers all related expenses, subject to reimbursement if it is subsequently determined that indemnification is not permitted. Under these agreements, we must also indemnify and advance all expenses incurred by directors and officers seeking to enforce their rights under the indemnification agreements and may cover directors and officers under our directors' and officers' liability insurance. Although the form of indemnification agreement offers substantially the same scope of coverage afforded by law, it provides additional assurance to directors and officers that indemnification will be available because, as a contract, it cannot be modified unilaterally in the future by our board of directors or our stockholders to eliminate the rights it provides. It is the position of the Securities and Exchange Commission that indemnification of directors and officers for liabilities under the Securities Act of 1933 is against public policy and unenforceable pursuant to Section 14 of the Securities Act of 1933.

Item 16. Exhibits.

4.1 Amended and Restated Certificate of Incorporation of Boston Properties, Inc. (incorporated herein by reference to Boston Properties, Inc.'s Registration Statement on Form S-11 (File No. 333-25279)).

4.2 Amended and Restated Bylaws of Boston Properties, Inc. (incorporated herein by reference to Boston Properties, Inc.'s Registration Statement on Form S-11 (File No. 333-25279)).

4.3 Second Amended and Restated Agreement of Limited Partnership of Boston Properties Limited Partnership (incorporated herein by reference to Boston Properties, Inc.'s Current Report on Form 8-K dated June 30, 1998, filed with the Commission on July 15, 1998).

4.4 Shareholder Rights Agreement dated as of June 16, 1997 between Boston Properties, Inc. and Fleet National Bank (f.k.a. BankBoston, N.A.), as Rights Agent (incorporated herein by reference to Boston Properties, Inc.'s Registration Statement on Form S-11 (File No. 333-25279)).

*5.1 Opinion of Goodwin Procter LLP as to the legality of the securities and interests being registered.

*8.1     Opinion of Goodwin Procter LLP as to certain tax matters.


 23.1    Consent of PricewaterhouseCoopers LLP, Independent Public Accountants.


*23.2    Consent of Goodwin Procter LLP (included as part of Exhibits 5.1 and
         8.1).

*24.1 Powers of Attorney (included on the signature page of the Registration Statement as filed).

*99.1 Registration Rights and Lock-Up Agreement, dated as of December 11, 2000, by and between Boston Properties, Inc. and Vine Street Properties I and Vine Street Properties II.

--------------------------


* Previously filed

Item 17. Undertakings.

     (a) Boston Properties, Inc. hereby undertakes:

        (1) To file, during any period in which offers or sales are being made pursuant to this Registration Statement, a post-effective amendment to this Registration Statement:

            (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

            (ii) To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement; and

            (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement.

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Securities and Exchange Commission by Boston Properties pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this Registration Statement;

        (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

        (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (b) Boston Properties hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of Boston Properties' annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 that is incorporated by reference in this Registration Statement shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of Boston Properties pursuant to the foregoing provisions, or otherwise, Boston Properties has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Boston Properties of expenses incurred or paid by a director, officer or controlling person of Boston Properties in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, Boston Properties will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, Boston Properties, Inc. certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Boston, the Commonwealth of Massachusetts, on this 4th day of March, 2002.


                                                BOSTON PROPERTIES, INC.
                                                By: /s/ Edward H. Linde
                                                   -----------------------------
                                                    Name:  Edward H. Linde
                                                    Title: President and Chief
                                                           Executive Officer

     KNOW ALL BY THESE PRESENTS that each individual whose signature appears below constitutes and appoints each of Mortimer B. Zuckerman, Edward H. Linde and Douglas T. Linde as such person's true and lawful attorney-in-fact and agent with full power of substitution and resubstitution, for such person in such person's name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement (or any Registration Statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933), and to file the same, with all exhibits thereto, and all documents in connection therewith, with the Securities and Exchange Commission, granting unto each said attorney-in-fact and agent full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as such person might or could do in person, hereby ratifying and confirming all that any said attorney-in-fact and agent, or any substitute or substitutes of any of them, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.


            Signature                                      Title                             Date
                *                      Chairman of the Board of Directors                    March 4, 2002
----------------------------------
 Mortimer B Zuckerman

 /s/ Edward H. Linde                   President and Chief Executive Officer,                March 4, 2002
----------------------------------     Director (Principal Executive Officer)
 Edward H. Linde

                *                      Chief Financial Officer (Principal Financial          March 4, 2002
----------------------------------     Officer and Principal Accounting Officer)
 Douglas T. Linde

                *                      Director                                              March 4, 2002
----------------------------------
 Alan J. Patricof

                *                      Director                                              March 4, 2002
----------------------------------
 Ivan G. Seidenberg

                *                      Director                                              March 4, 2002
----------------------------------
 Martin Turchin

                *                      Director                                              March 4, 2002
----------------------------------
 Alan B. Landis

                *                      Director                                              March 4, 2002
----------------------------------
 Richard A. Salomon



*By: /s/ Edward H. Linde
     -------------------
     Edward H. Linde
     Attorney-in-Fact

                                  EXHIBIT INDEX

Exhibit No.   Description

4.1 Amended and Restated Certificate of Incorporation of Boston Properties, Inc. (incorporated herein by reference to Boston Properties, Inc.'s Registration Statement on Form S-11 (File No. 333-25279)).

4.2           Amended and Restated Bylaws of Boston Properties, Inc.
              (incorporated herein by reference to Boston Properties, Inc.'s Registration Statement on Form S-11 (File No. 333-25279)).

4.3 Second Amended and Restated Agreement of Limited Partnership of Boston Properties Limited Partnership (incorporated herein by reference to Boston Properties, Inc.'s Current Report on Form 8-K dated June 30, 1998, filed with the Commission on July 15, 1998).

4.4 Shareholder Rights Agreement dated as of June 16, 1997 between Boston Properties, Inc. and Fleet National Bank (f.k.a. BankBoston, N.A.), as Rights Agent (incorporated herein by reference to Boston Properties, Inc.'s Registration Statement on Form S-11 (File No. 333-25279)).

*5.1 Opinion of Goodwin Procter LLP as to the legality of the securities and interests being registered.

*8.1          Opinion of Goodwin Procter LLP as to certain tax matters.


 23.1         Consent of PricewaterhouseCoopers LLP, Independent Public
              Accountants.


*23.2 Consent of Goodwin Procter LLP (included as part of Exhibits 5.1 and 8.1).

*24.1 Powers of Attorney (included on the signature page of the Registration Statement as filed).

*99.1 Registration Rights and Lock-Up Agreement, dated as of December 11, 2000, by and between Boston Properties, Inc. and Vine Street Properties I and Vine Street Properties II.



------------------------


* Previously filed